                                                                    Exhibit 99.2
                            AGREEMENT OF AFFILIATION
                               AND PLAN OF MERGER

         THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER dated as of November 24, 1998 (this "Agreement") is made by and between GLB Bancorp, Inc., an Ohio corporation ("GLB"), and Maple Leaf Financial, Inc., an Ohio corporation ("Maple Leaf").

         WHEREAS, the respective Boards of Directors of GLB and Maple Leaf have each determined that it is in the best interests of their respective shareholders for Maple Leaf to merge with and into GLB upon the terms and subject to the conditions set forth herein;

         WHEREAS, the respective Boards of Directors of GLB and Maple Leaf have each approved the merger of Maple Leaf with and into GLB, upon the terms and subject to the conditions set forth herein;

         WHEREAS, contemporaneously with or promptly following the merger of Maple Leaf with and into GLB, the Board of Directors of GLB intends to merge Geauga Savings Bank, an Ohio- chartered savings bank and wholly owned subsidiary of Maple Leaf, with and into Great Lakes Bank, an Ohio-chartered commercial bank and wholly owned subsidiary of GLB; and

         WHEREAS, for accounting purposes, it is intended that the merger will be accounted for as a "purchase."

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER
         1.1.     MERGER

                  1.1.1. MERGER. At the Effective Time (as hereinafter defined), Maple Leaf shall be merged with and into GLB (the "Merger") in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL"). GLB will be the surviving corporation in the Merger and will continue after the Merger to be incorporated under the laws of the State of Ohio (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation will be "GLB Bancorp, Inc."

                  1.1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as hereinafter defined), GLB and Maple Leaf (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Ohio. The form of Certificate of Merger is attached hereto as Exhibit 1.1.2. The Merger will become effective at the time and date set forth in the Certificate of Merger filed with the Secretary of State of the State of Ohio (the "Effective Time").

                  1.1.3. CONSUMMATION OF THE MERGER. Provided that this Agreement is not earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "Closing") will occur (i) at 10:00 a.m. (local time) at the principal executive offices of GLB as promptly as practicable after the date on which all of the conditions set forth in Article 6 of this Agreement are satisfied or duly waived, but not before at least fifteen days have elapsed since FRB (as hereinafter defined) approval of the Merger, or (ii) at such other time and place and on such other date as GLB and Maple Leaf may agree.

                  1.1.4. ARTICLES OF INCORPORATION AND REGULATIONS. The Amended and Restated Articles of Incorporation and Code of Regulations of GLB in effect immediately prior to the Effective Time will be the Amended and Restated Articles of Incorporation and Code of Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL. The Amended and Restated Articles of Incorporation and Code of Regulations of GLB are included herewith in Exhibit 1.1.4.

                  1.1.5. DIRECTORS AND OFFICERS. The directors and officers of GLB immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL.

         Immediately following Closing, Betty L. Kimbrew, who is currently a director and executive officer of Maple Leaf and Geauga Savings Bank, will be appointed to the Board of



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Directors of GLB. In the event that she is unable to serve or does not consent to serve as a director of GLB at that time, GLB and Maple Leaf shall agree upon a substitute nominee to serve as a director of GLB. In addition, GLB will propose to its shareholders for adoption at the 1999 Annual Meeting of Shareholders an amendment of the Code of Regulations of GLB for the purpose of increasing the authorized number of directors, unless (i) a vacancy on the Board of Directors exists at Closing or is created prior to the time of the 1999 Annual Meeting of Shareholders or (ii) a director of GLB declines to stand for reelection at the 1999 Annual Meeting. Provided he is able to serve and consents to serve as a director of GLB, GLB will also nominate Mr. Howard Amster, who is a director of Maple Leaf and Geauga Savings Bank, for election as a director at the 1999 Annual Meeting of Shareholders, but his service as a director may be contingent upon the existence of a vacancy, whether by expansion of the authorized number of directors, by resignation of a director or otherwise. If elected at the 1999 Annual Meeting of Shareholders, Mr. Amster would fill the vacancy, if any, created by expansion of the authorized number of directors, by resignation of a director or otherwise. Individuals appointed or elected to the Board of Directors of GLB shall serve until the first annual meeting of shareholders of GLB following such appointment or election, or until their successors shall have been duly elected, appointed and qualified. Pending his election or appointment as a director of GLB, Mr. Howard Amster may attend meetings of the Board of Directors of GLB, subject to any reasonable confidentiality conditions the Board of Directors may impose in connection with such attendance.

                                    ARTICLE 2
                        CONVERSION AND EXCHANGE OF SHARES

         2.1. CONVERSION AND EXCHANGE OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any party or any shareholder, the following shall occur:

                  A. Subject to the subsequent provisions of this Agreement, each share of Class A common stock, without par value, and each share of Class B common stock, without par value, of Maple Leaf (together, the "Maple Leaf Common Stock") shall be canceled and extinguished and shall be converted into and become a right to receive: (1) an amount of cash equal to the quotient of (a) $10,597,258 divided by (b) the total number of shares of Maple Leaf Common Stock issued and outstanding immediately prior to the Effective Time (such cash consideration, representing the sum of $734.90 per issued and outstanding share of Maple Leaf Common Stock as of the date hereof, is hereinafter referred to as the "Tier 1 Merger Cash Consideration"); plus (2) the number of shares of GLB Common Stock equal to the quotient of (x) 220,776 shares of GLB Common Stock divided by (y) the total number of shares of Maple Leaf Common Stock issued and outstanding immediately prior to the Effective Time (such consideration at the date hereof, representing 15.31 shares of GLB Common Stock, is hereinafter referred to as the "Tier 1 Merger Share Consideration"). Tier 1 Merger Cash Consideration and Tier 1 Merger Share Consideration are hereinafter referred to together as the "Tier 1 Merger Consideration."

         Example: By way of illustration only, assuming a shareholder owns one
         (1) share of Maple Leaf Common Stock, the Tier 1 Merger Cash Consideration to which the shareholder would be entitled is calculated as follows:

                                       Aggregate Tier 1 Merger Cash
                  $10,597,258          Consideration

divided by             14,420          Total Maple Leaf Common Stock outstanding
                  -----------
                                       Tier 1 Merger Cash Consideration per
                = $    734.90          share

                                       Shares of Maple Leaf Common Stock held by
multiplied by               1          shareholder
                  -----------
                                       Tier 1 Merger Cash Consideration received
                = $    734.90          by shareholder
                  ===========


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         and the Tier 1 Merger Share Consideration to which such shareholder would be entitled is calculated as follows:

                                   Aggregate Tier 1 Merger Share
                    220,776        Consideration

divided by           14,420        Total Maple Leaf Common Stock outstanding
                  ---------
                                   Tier 1 Merger Share Consideration per
                =     15.31        share

                                   Shares of Maple Leaf Common Stock held by
multiplied by             1        shareholder
                  ---------
                                   Tier 1 Merger Share Consideration
                =     15.31        received by shareholder;
                  =========

         thus, such shareholder would be entitled to $734.90 in cash and 15.31 shares of GLB Common Stock.

         B. Each outstanding 1996 Warrant (representing the right to purchase one share of Class A common stock, without par value, and one share of Class B common stock, without par value, of Maple Leaf each at the exercise price of $412.50 per share) shall be cancelled and extinguished and shall be converted into and become a right to receive: (1) an amount of cash equal to the quotient of (a) $4,943,825 divided by (b) the total number of 1996 Warrants outstanding immediately prior to the Effective Time (such cash consideration, representing the sum of $825.90 per outstanding 1996 Warrant as of the date hereof, is hereinafter referred to as the "Tier 2 Merger Cash Consideration"); plus (2) the number of shares of GLB Common Stock equal to the quotient of (x) 102,996 shares of GLB Common Stock divided by (y) the total number of 1996 Warrants outstanding immediately prior to the Effective Time (such consideration at the date hereof, representing 17.21 shares of GLB Common Stock, is hereinafter referred to as the "Tier 2 Merger Share Consideration"). Tier 2 Merger Cash Consideration and Tier 2 Merger Share Consideration are hereinafter referred to together as the "Tier 2 Merger Consideration." It is intended that the holders of the 1996 Warrants receive only the difference between the value of the Tier 1 Merger Consideration and the exercise price of each share which is the subject of a 1996 Warrant.

         EXAMPLE: By way of illustration only, assuming a warrant holder owns one (1) 1996 Warrant, the Tier 2 Merger Cash Consideration to which such warrant holder would be entitled is calculated as follows:

                                   Aggregate Tier 2 Merger Cash
                 $4,943,825        Consideration

divided by            5,986        Total 1996 Warrants outstanding
                 ----------
                                   Tier 2 Merger Cash Consideration per 1996
            =    $   825.90        Warrant

multiplied by             1        1996 Warrants held by warrant holder
                 ----------
                                   Tier 2 Merger Cash Consideration received
            =    $   825.90        by warrant holder
                 ==========

         and the Tier 2 Merger Share Consideration to which such warrant holder would be entitled is calculated as follows:

                                   Aggregate Tier 2 Merger Share
                    102,996        Consideration

divided by            5,986        Total 1996 Warrants outstanding
                 ----------
                                   Tier 2 Merger Share Consideration per
                =     17.21        1996 Warrant

multiplied by             1        1996 Warrants held by warrant holder
                 ----------
                                   Tier 2 Merger Share Consideration
                =     17.21        received by warrant holder;
                 ==========

         thus, such warrant holder would be entitled to $825.90 in cash and
         17.21 shares of GLB Common Stock.

         C. Each outstanding 1991 Warrant (representing the right to purchase one share of Class A common stock, without par value, and one share of Class B common stock, without par value, of Maple Leaf each at the exercise price of $312.50 per share) shall be cancelled and


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extinguished and shall be converted into and become a right to receive: (1) an amount of cash equal to the quotient of (a) $2,458,917 divided by (b) the total number of 1991 Warrants outstanding immediately prior to the Effective Time (such cash consideration, representing the sum of $982.00 per outstanding 1991 Warrant as of the date hereof, is hereinafter referred to as the "Tier 3 Merger Cash Consideration"); plus (2) the number of shares of GLB Common Stock equal to the quotient of (x) 51,228 shares of GLB Common Stock divided by (y) the total number of 1991 Warrants outstanding immediately prior to the Effective Time (such consideration at the date hereof, representing 20.46 shares of GLB Common Stock, is hereinafter referred to as the "Tier 3 Merger Share Consideration"). Tier 3 Merger Cash Consideration and Tier 3 Merger Share Consideration are hereinafter referred to together as the "Tier 3 Merger Consideration." It is intended that the holders of the 1991 Warrants receive only the difference between the value of the Tier 1 Merger Consideration and the exercise price of each share which is the subject of a 1991 Warrant.

         Example: By way of illustration only, assuming a warrant holder owns one (1) 1991 Warrant, the Tier 3 Merger Cash Consideration to which such warrant holder would be entitled is calculated as follows:

                                       Aggregate Tier 3 Merger Cash
                     $2,458,917        Consideration

divided by                2,504        Total 1991 Warrants outstanding
                    -----------
                                       Tier 3 Merger Cash Consideration per
                =   $    982.00        1991 Warrant

multiplied by                 1        1991 Warrants held by warrant holder
                    -----------
                                       Tier 3 Merger Cash Consideration received
                =   $    982.00        by warrant holder
                    ===========

         and the Tier 3 Merger Share Consideration to which such warrant holder would be entitled is calculated as follows:

                                       Aggregate Tier 3 Merger Share
                         51,228        Consideration

divided by                2,504        Total 1991 Warrants outstanding
                     ----------
                                       Tier 3 Merger Share Consideration per
                    =     20.46        1991 Warrant

multiplied by                 1        1991 Warrants held by warrant holder
                     ----------
                                       Tier 3 Merger Share Consideration
                    =     20.46        received by warrant holder;

         thus, such warrant holder would be entitled to $982.00 in cash and
         20.46 shares of GLB Common Stock.

         D. The Tier 1 Merger Consideration, Tier 2 Merger Consideration and Tier 3 Merger Consideration calculations and the illustrations set forth in this
Article 2 are based upon an assumed market value of GLB Common Stock of $13.50 per share and the assumption that none of the 1991 Warrants or 1996 Warrants are exercised prior to the Effective Time. The assumed value of GLB Common Stock is, however, subject to modification based upon the per share market value of GLB Common Stock as of the Closing. Such modification may result in a recalculation of, and adjustment to, the Tier 1 Merger Consideration, Tier 2 Merger Consideration and Tier 3 Merger Consideration (i.e., such modification may result in an adjustment to the number of shares of GLB Common Stock and/or cash distributable to holders of Maple Leaf Common Stock, 1996 Warrants and 1991 Warrants if the GLB Closing Price (as hereinafter defined) is greater or less than $13.50).

         E. Notwithstanding Subsection 2.1.A, shares of Maple Leaf Common Stock outstanding immediately prior to the Effective Time, and held by a shareholder of record as of the date fixed for determination of shareholders of Maple Leaf Common Stock entitled to notice of and to vote at the Maple Leaf Meeting (as defined hereinafter) who, acting in accordance with Section 1701.85 of the OGCL, both (i) has, within 10 days following the meeting at which Maple Leaf's shareholders voted to approve the Merger, delivered to Maple Leaf written notice of such shareholder's intention to demand payment of the fair value of his shares of Maple Leaf Common Stock if the Merger is effectuated, and (ii) has not voted in favor of the Merger or consented thereto in writing (shares of Maple Leaf Common Stock meeting conditions (i) and (ii) are hereinafter referred to as the "Dissenting Shares"), shall not be converted into a right to receive the Tier 1 Merger Consideration, but shall be treated in accordance with applicable provisions of the OGCL and Section 2.5 of this Agreement.

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         Shares of Maple Leaf Common Stock, 1996 Warrants and 1991 Warrants held by Maple Leaf or Geauga Savings Bank or by GLB or Great Lakes Bank, in each case other than in a fiduciary capacity or as a result of debts previously contracted (collectively, the "Treasury Shares"), shall be excluded, shall not be converted into cash and GLB Common Stock and shall be cancelled.

         F. Subject to adjustment as provided in Sections 2.2, 2.3 and 2.6, the aggregate amount of consideration payable in the Merger shall be equal to $18,000,000 in cash or an amount as close to that amount as practicable, and 375,000 shares of GLB Common Stock or a number of shares as close to (but not in excess of) that number as is practicable (such cash consideration and shares are hereinafter referred to collectively as the "Merger Consideration").

         2.2. ADDITIONAL CASH CONSIDERATION. Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is not consummated on or before August 20, 1999, GLB shall pay to the holders of Maple Leaf Common Stock, the 1996 Warrants and the 1991 Warrants an aggregate additional cash consideration in respect of the shares of Maple Leaf Common Stock, 1996 Warrants and 1991 Warrants held immediately prior to the Merger, in an amount equal to the net income of Maple Leaf for the period from August 20, 1999 to the date on which the Merger becomes effective (the "Additional Merger Cash Consideration"). The aggregate Additional Merger Cash Consideration payable to the holders of Maple Leaf Common Stock, 1996 Warrants and 1991 Warrants pursuant to this
Section 2.2 shall be the sum of (i) the net income of Maple Leaf for each whole month between August 20, 1999 and the date upon which the Merger becomes effective, plus (ii) a proportionate amount of the monthly net income of Maple Leaf for any period between August 20, 1999 and the date upon which the Merger becomes effective which is less than a whole month. In the event that Additional Merger Cash Consideration is payable to the holders of Maple Leaf Common Stock, the 1996 Warrants and the 1991 Warrants, the aggregate Additional Merger Cash Consideration shall be divided among and paid to the holders of Maple Leaf Common Stock, the holders of 1996 Warrants and the holders of 1991 Warrants in the same proportions as the Merger Consideration is divided among the holders of Maple Leaf Common Stock, the 1996 Warrants and the 1991 Warrants pursuant to a schedule to be approved by GLB and a representative designated by Maple Leaf.

         Maple Leaf shall conduct its business in the ordinary course, consistent with the covenants in Article 5 hereof, and shall prepare its monthly financial statements in accordance with generally accepted accounting principles applied on a consistent basis. Computation of monthly net income for purposes of this Section 2.2 shall be exclusive of unusual or extraordinary charges and income items that are within Maple Leaf's or Geauga Savings Bank's control, and shall be exclusive of (i) the fee due Tucker Anthony Incorporated described in the Maple Leaf Disclosure Letter, (ii) the payment of up to $515,367 described as severance and other payments in Exhibit 4.9(b) of the Maple Leaf Disclosure Letter, and (iii) legal and accounting fees that are charged to Maple Leaf and that relate to the Merger or other transactions contemplated by this Agreement.

         Recognizing that Maple Leaf's net income for the month in which the Merger becomes effective cannot be calculated until the Merger has become effective, the calculation of the Additional Merger Cash Consideration that may be payable by GLB pursuant to this Section 2.2 shall be certified in writing by one or more designees agreed to by Maple Leaf and GLB and delivered to GLB as promptly as possible after the Effective Time, but in any event within ten business days after the date on which the Merger becomes effective. Such certificate shall be accompanied by a copy of income statements covering the period from August 20, 1999 to the date upon which the Merger became effective, which income statements shall be no less detailed than monthly income statements prepared by Maple Leaf and Geauga Savings Bank in the ordinary course of business. GLB and its representatives, including GLB's independent auditors, shall have the right to examine such income statements and any associated workpapers of Maple Leaf and Geauga Savings Bank or the designee(s).

         Within twenty business days after the end of the month in which the Merger becomes effective (or, if later, within twenty business days after receiving the certificate referred to in the immediately preceding paragraph), GLB shall remit to the Exchange Agent for distribution to holders of Maple Leaf Common Stock and Warrants an amount in cash equal to the Additional Merger Cash Consideration, if any, payable pursuant to this Section 2.2. If GLB disputes in good faith the calculation of Maple Leaf's net income, GLB shall provide a detailed written notice of such dispute to Maple Leaf or its designee(s) within twenty business days after the end of the month in which the Merger becomes effective (or, if later, within twenty business days after receiving the certificate referred to in the immediately preceding paragraph). Unless GLB and Maple Leaf reach agreement within ten business days thereafter concerning the calculation of Maple Leaf's net income, Maple Leaf's

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net income for the period from August 20, 1999 to the date upon which the Merger becomes effective shall be the average of the net income figures calculated by Maple Leaf and by GLB, and such amount shall be payable immediately by GLB to the Exchange Agent for distribution to holders of Maple Leaf Common Stock and Warrants.

         2.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of GLB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, GLB will pay to each holder of Maple Leaf Common Stock, 1996 Warrants or 1991 Warrants who would otherwise be entitled to a fractional share of GLB Common Stock an amount in cash (without interest) determined by multiplying such fraction by the average of the mean between the closing bid and asked prices of GLB Common Stock, as reported by the Nasdaq SmallCap Market reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five Nasdaq SmallCap Market trading days immediately preceding the Effective Date.

         2.4.     EXCHANGE PROCEDURES.

                  2.4.1. At or prior to the Effective Time, Maple Leaf and GLB shall deliver to an exchange agent designated by GLB (the "Exchange Agent") a schedule of the cash and stock portions of the Merger Consideration to be paid to holders of Maple Leaf Common Stock and Warrants; and GLB shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of certificates for Maple Leaf Common Stock and Warrants, for exchange in accordance with this Article 2, certificates representing the shares of GLB Common Stock ("New Certificates") and cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article 2 in exchange for outstanding shares of Maple Leaf Common Stock and Warrants.

                  2.4.2. As promptly as practicable after the Effective Date, GLB shall send or cause to be sent to each former holder of record of Maple Leaf Common Stock and Warrants immediately prior to the Effective Time (other than Treasury Shares or Dissenting Shares) transmittal materials for use in exchanging such shareholder's Maple Leaf certificates and Warrants for the consideration set forth in this Article 2. GLB shall cause the New Certificates into which a shareholder's Maple Leaf Common Stock and Warrants are converted at the Effective Time and/or any check in respect of the cash portion of the Merger Consideration and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Warrants agreements and certificates representing such Maple Leaf Common Stock (or indemnity reasonably satisfactory to GLB and the Exchange Agent, if any of such certificates or Warrants are lost, stolen or destroyed) owned by such holder. No interest will be paid on any such cash to be paid pursuant to this Article 2 upon such delivery. The transmittal materials to be issued to holders of Maple Leaf Common Stock and Warrants may include, without limitation, a release or acknowledgement on the part of holders of Warrants in order to reflect the discharge of Maple Leaf's obligations under any agreements pursuant to which the Warrants were issued or are outstanding. The transmittal materials will specify that delivery of certificates and Warrant agreements theretofore representing Maple Leaf Common Stock and Warrants shall be effected, and risk of loss and title to the Maple Leaf certificates and Warrants will pass, if and only if proper delivery of such certificates and Warrants is made to the Exchange Agent.

                  2.4.3. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Maple Leaf Common Stock or Warrants for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  2.4.4. No dividends or other distributions with respect to GLB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any Warrants or unsurrendered certificates representing shares of Maple Leaf Common Stock converted in the Merger into shares of GLB Common Stock until the holder thereof shall surrender such Warrants or certificates, as the case may be, in accordance with this Article 2. After the surrender in accordance with this Article 2, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GLB Common Stock represented by such certificate or Warrants.

                  2.4.5. Any portion of the Exchange Fund that remains unclaimed for twelve months after the Effective Time will be retained by GLB in one or more accounts, which may include accounts at Great Lakes Bank, established for and on behalf of holders of Maple Leaf Common

Stock or Warrants who have not theretofore complied with this Article 2. Any holders of Maple Leaf Common Stock or Warrants who have not theretofore complied with this Article 2 shall thereafter look only to GLB for payment of the Merger Consideration and unpaid dividends and distributions (if any) on the GLB Common Stock deliverable in respect of Maple Leaf Common Stock or Warrants such shareholder or Warrant holder holds as determined pursuant to this Agreement, in each case without any interest thereon. Within thirty days after the end of each calendar quarter and for a period of two years after the Closing, the Exchange Agent shall provide a report showing disbursements from the Exchange Fund and the identity of Maple Leaf shareholders and Warrant holders to whom or on whose behalf such disbursements were made. The Exchange Agent's quarterly report shall be provided to Ms. Betty L. Kimbrew or her designee, with a copy to GLB.

         2.5. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of Dissenting Shares shall cease at the Effective Time to have any of the rights of a shareholder in respect of such shares, such Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the
OGCL), and such holder shall merely have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of Maple Leaf Class A common stock or Class B common stock who after the Effective Time (i) surrenders his certificates representing shares of Maple Leaf Class A common stock or Class B common stock, as the case may be, for exchange pursuant to Section 2.4 hereof, or (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Maple Leaf Class A common stock or Class B common stock, as the case may be, shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration, as applicable, without any interest thereon, as provided in Section 2.4.

         Maple Leaf shall give GLB (i) prompt notice of any written demands for payment for any Maple Leaf Class A common stock, without par value, or Class B common stock, without par value, under Section 1701.85 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Maple Leaf relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. Except with the prior written consent of GLB, Maple Leaf shall not voluntarily make any payment with respect to any demands for payment for Maple Leaf Class A common stock or Class B common stock under the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         2.6. ANTIDILUTION PROVISIONS. In the event GLB changes (or establishes a record date for changing) the number of shares of GLB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding GLB Common Stock and the record date therefor shall be prior to the Effective Date, or exchanges GLB Common Stock for a different number or kind of shares or securities or is involved in any transaction resulting in any of the foregoing, the exchange ratios for GLB Common Stock shall be proportionately adjusted.

         2.7. TREASURY SHARES. Each of the shares of Maple Leaf Common Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         2.8 WARRANTS. In the event that (i) 1991 Warrants or 1996 Warrants (together, the "Warrants") are exercised prior to the Closing by a holder who has not theretofore executed an agreement not to exercise such Warrants, which agreement is described in Section 5.2.3 of this Agreement, and (ii) Maple Leaf receives from the holder(s) of the Warrants cash in payment of the exercise price which Maple Leaf has not returned to such holder(s), the exercise price for the Warrants so exercised will be returned by GLB to such Warrant holders promptly after Closing, and in any event within thirty days after Closing, and such Warrant holder shall nevertheless be treated as a "Warrant holder" under this Article 2 as if such Warrants were never exercised (i.e., such that the number of outstanding shares of Maple Leaf Common Stock and Warrants and the Merger Consideration shall not be affected by such exercise). The exercise price will be returned by GLB without payment of any interest thereon. Maple Leaf will maintain records in reasonable detail with regard to exercises of Warrants prior to the Closing.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF GLB

         GLB hereby represents and warrants to Maple Leaf that:

         3.1. CORPORATE ORGANIZATION. GLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on GLB. GLB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). GLB has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         3.2. AUTHORITY. GLB has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of the applicable Governmental Entity (as defined hereinafter), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of GLB, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of GLB are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, GLB, enforceable against GLB in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         3.3. CAPITALIZATION. The authorized capital stock of GLB consists of 10,000,000 shares of GLB Common Stock and 2,000,000 shares of preferred stock. As of September 30, 1998, (i) 2,133,906 shares of GLB Common Stock were issued and outstanding (with no shares held in treasury), all of which are validly issued, fully paid and nonassessable and not issued in violation of any preemptive right of any shareholder of GLB, and (ii) no shares of preferred stock were issued and outstanding. Since September 30, 1998 and through the date of this Agreement, GLB has not issued any additional shares of GLB Common Stock or preferred stock, other than any shares of GLB Common Stock issued pursuant to the exercise of stock options under the GLB 1998 Stock Option and Incentive Plan outstanding on September 30, 1998. Except as contemplated by this Agreement or as may be set forth in the GLB Disclosure Letter (which letter is or may be attached hereto as Exhibit 3.3, dated the date of this Agreement, from GLB to Maple Leaf, such letter being identified by Maple Leaf executing a copy thereof), as of the date of this Agreement there are no shares of capital stock of GLB authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of GLB obligating, or that may obligate, GLB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GLB or obligating, or that may obligate, GLB to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as may be set forth in the GLB Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which GLB or Great Lakes Bank is a party with respect to the voting of the capital stock of GLB. All of the shares of GLB Common Stock issuable in exchange for the Maple Leaf Common Stock and Warrants at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. GLB has reserved for issuance the number of shares of GLB Common Stock necessary to satisfy GLB's obligations under Section 2.1.

         3.4.     SUBSIDIARIES.

         (a) The sole subsidiary of GLB is Great Lakes Bank, a commercial bank duly organized, validly existing and in good standing under the laws of the State of Ohio. Great Lakes Bank is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on GLB. Great Lakes Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

         (b) All of the issued and outstanding shares of capital stock of Great Lakes Bank are owned by GLB and are validly issued and fully paid, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. As of the date of this Agreement, neither GLB nor Great Lakes Bank owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Great Lakes Bank obligating, or which may obligate, Great Lakes Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, Great Lakes Bank to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         (c) Great Lakes Bank is an insured depository institution under Section 5 of the Federal Deposit Insurance Act, 12 U.S.C. sec. 1815.

         3.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to GLB or Great Lakes Bank provided by GLB for inclusion in (i) the Registration Statement to be filed by GLB with the Securities and Exchange Commission (the "Commission") on Form S-4 under the Securities Act of 1933 (the "Securities Act") for the purpose of registering the offer and sale of shares of GLB Common Stock to be issued in the Merger (the "Registration Statement") and (ii) any Proxy Statement (as hereinafter defined) of Maple Leaf required to be mailed to Maple Leaf's shareholders in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Maple Leaf Meeting (as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder.

         (b) All documents that GLB is responsible for filing with any Governmental Entity (as hereinafter defined) will comply as to form in all material respects with applicable law. None of the information with respect to GLB or Great Lakes Bank provided by GLB for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time such statement is made.

         3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as may be set forth in the GLB Disclosure Letter, neither the execution and delivery of this Agreement by GLB, nor consummation by GLB of the transactions contemplated hereby or compliance by GLB with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GLB or Great Lakes Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GLB or Great Lakes Bank is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on GLB, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to GLB or Great Lakes Bank or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on GLB, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Certificate of Merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"), (v) filings with, and approval by, the Federal Deposit Insurance Corporation (the "FDIC"), (vi) filings with, and approval by, the Office of Thrift Supervision ("OTS"), (vii) filings with, and approval by, the Ohio Division of Financial Institutions ("Division"), (viii) filings and approvals pursuant to any applicable state takeover laws ("State Takeover Approvals"),
(ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, (x) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (xi) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on GLB nor restrict GLB's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         3.7. REPORTS AND FINANCIAL STATEMENTS. Since May 14, 1998, the date on which equity securities of GLB were first registered under Section 12(g) of the Exchange Act, GLB has timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Commission, including, but not limited to Forms 10-KSB, Forms 10-QSB, Forms 8-K and proxy statements (collectively, the "GLB Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the GLB Reports complied or, insofar as GLB Reports filed after the date of this Agreement are concerned, will comply in all material respects with all the rules and regulations promulgated by the Commission and did not contain or, insofar as GLB Reports filed after the date of this Agreement are concerned, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of GLB included in the Registration Statement on Form SB-2 (Registration No. 333-48387) for the initial public offering of GLB Common Stock, which was declared effective by the Commission on May 14, 1998 (the "IPO Registration Statement"), and the unaudited interim financial statements of GLB included in the GLB Reports (the "GLB Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of GLB and Great Lakes Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject (in the case of the unaudited interim financial statements) to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         Except as disclosed in the GLB Disclosure Letter, neither GLB nor Great Lakes Bank has any debt, obligation, guarantee or liability as of the date of the GLB Financial Statements for the quarter ended September 30, 1998 (the "GLB Balance Sheet Date"), whether absolute, accrued, contingent or otherwise in excess of $50,000 in the aggregate, which is not adequately reflected and reserved in the GLB Financial Statements for the quarter ended September 30, 1998. Except as disclosed in the GLB Disclosure Letter, all debts, liabilities, guarantees and obligations of GLB and Great Lakes Bank incurred since the GLB Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

         3.8. MATERIAL CONTRACTS AND INSURANCE. Except as may be set forth in the GLB Disclosure Letter or disclosed in the GLB Reports, neither GLB nor Great Lakes Bank is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of GLB or Great Lakes Bank, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of GLB or Great Lakes Bank, (c) any material agreement, indenture or other instrument not specifically disclosed in the GLB Financial Statements relating to the borrowing of money by GLB or Great Lakes Bank or the guarantee by GLB or Great Lakes Bank of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by GLB with the Commission as of the date of this Agreement (the "GLB Contracts"). Neither GLB nor Great Lakes Bank is in default under any GLB Contracts, which default is reasonably likely to have, either individually or in the aggregate with all other such defaults, a Material Adverse Effect on GLB, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         GLB has previously provided to Maple Leaf copies of all insurance policies maintained by GLB or Great Lakes Bank on their business or material properties and assets, as well as a copy of any director and officer liability insurance policy(ies) maintained by GLB or Great Lakes Bank. The GLB Disclosure Letter contains a summary of the coverage under such insurance policies.

         3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in the GLB Disclosure Letter or disclosed in GLB Reports filed by GLB with the Commission prior to the date of this Agreement, since May 14, 1998 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of GLB or Great Lakes Bank that either individually or in the aggregate has had a Material Adverse Effect on GLB.

         3.10. LITIGATION. Except as may be disclosed in the GLB Disclosure Letter or in GLB Reports filed by GLB with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of GLB, threatened against or affecting GLB or Great Lakes Bank which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on GLB, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against GLB or Great Lakes Bank having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.11. COMPLIANCE WITH LAWS AND ORDERS. Except as may be disclosed in the GLB Disclosure Letter or in GLB Reports filed by GLB with the Commission prior to the date of this Agreement, the businesses of GLB and Great Lakes Bank are not being conducted, and have not been conducted since May 14, 1998, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GLB. Except as may be set forth in the GLB Disclosure Letter, no investigation or review by any Governmental Entity with respect to GLB or Great Lakes Bank outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of GLB, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on GLB.

         Except as may be disclosed in the GLB Disclosure Letter, each of GLB and Great Lakes Bank has taken or caused to be taken all actions required to be taken in order to ensure that all mission-critical internal and external systems of Great Lakes Bank are substantially Year 2000 compliant. Great Lakes Bank has not received a rating of less than satisfactory as a result of any regulatory examination or assessment of Great Lakes Bank's Year 2000 compliance, and any deficiencies noted in any report of regulatory examination or assessment of Great Lakes Bank have been or are being addressed in the manner and within the time frames required by such report.

         3.12. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as may be set forth in the GLB Disclosure Letter, the GLB Reports filed by GLB with the Commission prior to the date of this Agreement or the IPO Registration Statement, neither GLB nor Great Lakes Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has GLB been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as may be set forth in the GLB Disclosure Letter, there are no (i) material violations or (ii) violations with respect to which refunds or restitutions which are material in amount to GLB and Great Lakes Bank taken as a whole may be required, cited in any compliance report to GLB or Great Lakes Bank as a result of an examination by any bank regulatory authority.

         3.13. GLB OWNERSHIP OF STOCK. Except as may be disclosed in the GLB Disclosure Letter, neither GLB nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Maple Leaf Common Stock (other than any shares of Maple Leaf Common Stock held in a fiduciary, trust, custodial or agency capacity by Great Lakes Bank) which in the aggregate, represent 1% or more of the outstanding shares of Maple Leaf Common Stock.

         3.14. FEES. Neither GLB nor Great Lakes Bank has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         3.15. GLB ACTION. The Board of Directors of GLB (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of GLB and its shareholders and (ii) authorized and approved the Merger in accordance with Chapter 1704 of the Ohio Revised Code with the result that Chapter 1704 will not apply to the consummation of the Merger and acquisition of shares of GLB Common Stock by the holders of Maple Leaf Common Stock and Warrants pursuant to this Agreement.

         3.16. TAXES. Except as may be set forth in the GLB Disclosure Letter, GLB and Great Lakes Bank have prepared in good faith and duly and timely filed or caused to be duly and timely filed all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on GLB. Except as may be set forth in the GLB Disclosure Letter, GLB and Great Lakes Bank have paid or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to all taxes, interest and penalties shown to be owing on all such returns and reports. The GLB Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to GLB and Great Lakes Bank: (i) the most recent tax year through which the Internal Revenue Service ("IRS") has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as may be set forth in the GLB Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of GLB or Great Lakes Bank, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as may be set forth in the GLB Disclosure Letter, neither GLB nor Great Lakes Bank is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by GLB or Great Lakes Bank in respect of any material deficiencies for any tax, assessment, or government charges.

         After the date of this Agreement, GLB will promptly notify Maple Leaf of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to GLB and Great Lakes Bank taken as a whole, and (ii) the receipt by GLB or Great Lakes Bank of any such deficiency notices or reports in respect of any material deficiencies.

         3.17. EMPLOYEE PLANS; EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of GLB or Great Lakes Bank, regardless of whether described in Section 3(3) of the Employee Retirement Income Security Act ("ERISA") ("GLB Employee Plans"), are identified in the GLB Disclosure Letter. GLB has previously delivered or made available to Maple Leaf copies of all GLB Employee Plans, in each case as in effect on the date of this Agreement.

         All GLB Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and GLB, Great Lakes Bank and all of the GLB Employee Plans currently comply and have at all relevant times complied in all material respects with ERISA, the Internal Revenue Code of 1986 (the "Code"), and any other applicable laws. With respect to each GLB Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA): (a) except as may be set forth in the GLB Disclosure Letter, each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed,
(b) except as may be set forth in the GLB Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the Pension Benefit Guaranty Corporation ("PBGC")) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) except as may be set forth in the GLB Disclosure Letter, no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and (e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

         Except as may be set forth in the GLB Disclosure Letter, no GLB Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of GLB or Great Lakes Bank, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

         Except as may be set forth in the GLB Disclosure Letter, all employees of GLB or Great Lakes Bank are "at will" and there are no employment, consulting, severance or like agreements, written or oral, expressed or implied. GLB has previously delivered to Maple Leaf copies of all written employment, consulting, severance or similar contracts between GLB or Great Lakes Bank, on one hand, and any officer, employee or consultant of GLB or Great Lakes Bank, on the other. The GLB Disclosure Letter contains a summary of the terms of any and all such contracts that are not in writing.

         3.18. ENVIRONMENTAL MATTERS. The term "loan portfolio properties and other properties owned" means those properties owned, operated or managed (including those held in trust) by GLB, as the case may be, or by Great Lakes Bank. For purposes of this Agreement, the following terms shall have the indicated meanings:

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C.
         Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

Except as may be set forth in GLB Disclosure Letter, to the best of GLB's knowledge: (i) neither GLB nor Great Lakes Bank has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GLB; and (ii) none of the loan portfolio properties and other properties owned by GLB or Great Lakes Bank has, since such properties have been owned, operated or managed by GLB or Great Lakes Bank, been in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GLB. Except as may be set forth in GLB Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of GLB's knowledge threatened, relating to the liability of the loan portfolio properties and other properties owned by GLB or Great Lakes Bank under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

         3.19. REPRESENTATION CONCERNING TRANSACTION. GLB acknowledges that (i) it operates Great Lakes Bank, (ii) it has significant experience in the banking industry and (iii) it is entering into this Agreement and the transactions contemplated hereby after having performed due diligence concerning Maple Leaf and Geauga Savings Bank. GLB acknowledges that Maple Leaf's representations and warranties shall not survive the Closing. GLB acknowledges that the representation contained in this Section 3.19 shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to impair any rights of GLB or Maple Leaf in connection with any claim GLB or Maple Leaf may have against the other for fraud arising out of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF MAPLE LEAF

         Maple Leaf hereby represents and warrants to GLB that:

         4.1. CORPORATE ORGANIZATION. Maple Leaf is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Maple Leaf. Maple Leaf is registered as a savings association holding company under the Home Owners' Loan Act ("HOLA"). Maple Leaf has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Maple Leaf has delivered to GLB as attachments to the Maple Leaf Disclosure Letter true and complete copies of its Articles of Incorporation, as amended and restated, and its Code of Regulations, as amended (the "Corporate Governance Documents"), each as currently in effect.

         4.2. AUTHORITY. Maple Leaf has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Maple Leaf's shareholders and the approval of the applicable Governmental Entities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Maple Leaf. No other corporate proceedings on the part of Maple Leaf are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for approval by the shareholders of Maple Leaf as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Maple Leaf, enforceable against Maple Leaf in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 18(b) or to the appointment of a conservator or receiver by the FDIC.

         4.3. CAPITALIZATION. The authorized capital stock of Maple Leaf consists solely of (i) 18,000 shares of Maple Leaf Class A common stock, without par value, (ii) 18,000 shares of Maple Leaf Class B common stock, without par value, and (iii) 10,000 shares of Preferred Stock, without par value. As of the date of this Agreement, (i) 7,210 shares of Maple Leaf Class A common stock were issued and outstanding (with no shares held in treasury), (ii) 7,210 shares of Maple Leaf Class B common stock were issued and outstanding (with no shares held in treasury), and (iii) no shares of Preferred Stock were issued or outstanding. The issued and outstanding shares of Maple Leaf Class A common stock and Class B common stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive right of any Maple Leaf shareholder.

         Except as contemplated by this Agreement or in the Maple Leaf Disclosure Letter (which letter is attached hereto as Exhibit 4.3(a), dated the date of this Agreement, from Maple Leaf to GLB, such letter being identified by GLB executing a copy thereof), there are no shares of capital stock of Maple Leaf authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Maple Leaf obligating, or which may obligate, Maple Leaf to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Maple Leaf or obligating, or which may obligate, Maple Leaf to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as may be set forth in the Maple Leaf Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which Maple Leaf or Geauga Savings Bank is a party with respect to voting of the capital stock of Maple Leaf.

         As of the date of this Agreement, there were issued and outstanding Warrants to acquire an aggregate of 16,980 shares of Maple Leaf Class A common stock and Class B common stock, all of which are currently exercisable, consisting of (i) 5,986 warrants (the "1996 Warrants") to acquire an aggregate of 11,972 shares of Class A common stock and Class B common stock that are exercisable at $412.50 for each share of Class A common stock and Class B common stock so exercised, and (ii) 2,504 warrants (the "1991 Warrants") to acquire an aggregate of 5,008 shares of Class A and Class B common stock that are exercisable at $312.50 for each share of Class A common stock and Class B common stock so exercised. Maple Leaf has previously provided to GLB a copy of each agreement whereby warrants have been issued (including but not limited to those that remain outstanding as of the date hereof). All warrant agreements entered into by Geauga Savings Bank prior to the holding company reorganization of Geauga Savings Bank in 1997 were assumed by and became the obligation of Maple Leaf, exercisable solely for shares of Maple Leaf common stock, without par value, and without any adjustment of the number of shares acquirable upon exercise or the exercise prices thereof. The shares of Maple Leaf common stock, without par value, issued and outstanding upon completion of the holding company reorganization were subsequently recapitalized into shares of Class A common stock and Class B common stock on the basis of one share of Class A common stock and one share of Class B common stock for each share of Maple Leaf common stock held prior to such recapitalization. Maple Leaf has not entered into any warrant agreements other than the 1991 Warrants and the 1996 Warrants as disclosed herein. Attached hereto as Exhibit 4.3(b) is a schedule showing all warrant agreements entered into by Maple Leaf or Geauga Savings Bank, identifying (i) the party to whom such warrants were issued, (ii) the number of shares acquirable upon exercise thereof, (iii) the exercise prices thereof, (iv) any conversions or adjustments that have occurred in the number of shares acquirable upon exercise thereof or the exercise price therefor as a result of any change in capitalization or any reorganization or similar event for which a change or adjustment has been made to the warrant agreements' terms (or, if true, an affirmative statement that no such conversions, changes or adjustments have been made or required to be made), showing the date(s) of such event(s) and a summary of the change(s) or adjustment(s), and (v) the number of shares of Maple Leaf Class A and Class B common stock (or, prior to the 1997 holding company reorganization of Geauga Savings Bank, Geauga Savings Bank capital stock, par value $350 per share) that have been issued in respect of the exercise of any such warrants through the date hereof. Through the date hereof, neither Geauga Savings Bank nor Maple Leaf has breached, violated or otherwise failed to fulfill any of its obligations under the terms of any warrant agreements, nor to the best of their knowledge has any holder of any such warrants asserted that either of Geauga Savings Bank or Maple Leaf has breached, violated or otherwise failed to fulfill any of its obligations under such warrant agreements.

         4.4.     SUBSIDIARIES.

         (a) The sole subsidiary of Maple Leaf is Geauga Savings Bank. Geauga Savings Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Maple Leaf. Geauga Savings Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Maple Leaf has delivered to GLB as attachments to the Maple Leaf Disclosure Letter true and complete copies of Geauga Savings Bank's articles of incorporation, constitution and bylaws, each as amended and restated and as currently in effect as of the date of this Agreement.

         (b) The authorized capital stock of Geauga Savings Bank consists of 12,000 shares of common stock, par value $350 per share, of which 7,299 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Geauga Savings Bank are owned beneficially and of record by Maple Leaf, free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. All of such shares are validly issued and fully paid, and have not been issued in violation of any preemptive right. Except as may be set forth in the Maple Leaf Disclosure Letter, as of the date of this Agreement neither Maple Leaf nor Geauga Savings Bank owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of Geauga Savings Bank obligating, or which may obligate, Geauga Savings Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, Geauga Savings Bank to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

         (c) Geauga Savings Bank is an insured depository institution under
Section 5 of the Federal Deposit Insurance Act, 12 U.S.C. sec. 1815.

         4.5.     INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT,
                  ETC.

         (a) None of the information with respect to Maple Leaf or Geauga Savings Bank provided by Maple Leaf for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Maple Leaf Meeting (as hereinafter defined), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         (b) All documents that Maple Leaf is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to Maple Leaf or Geauga Savings Bank provided by Maple Leaf for inclusion in any document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time such statement is made.

         4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as may be set forth in the Maple Leaf Disclosure Letter, neither the execution and delivery of this Agreement by Maple Leaf nor consummation by Maple Leaf of the transactions contemplated hereby or compliance by Maple Leaf with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Maple Leaf or Geauga Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Maple Leaf or Geauga Savings Bank is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances as are set forth in the Maple Leaf

Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on Maple Leaf, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Maple Leaf or Geauga Savings Bank or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on Maple Leaf, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the FDIC, (vi) filings with, and approval by, the OTS, (vii) filings with, and approval by the Division, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, (ix) filings and approvals under the HSR Act, (x) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (xi) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on Maple Leaf nor restrict Maple Leaf's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         Without in any way limiting the generality of the foregoing, the conversion of Warrants into the Tier 2 Merger Consideration and Tier 3 Merger Consideration on the basis provided herein will not violate or conflict with any of the terms and conditions under which any of such Warrants were issued or any principles of applicable state law, including statutes, rules, regulations and common law.

         4.7. REPORTS AND FINANCIAL STATEMENTS. Neither Maple Leaf nor Geauga Savings Bank has or is required to have any equity or other securities registered under the Exchange Act and neither Maple Leaf nor Geauga Savings Bank has been or is required to file any reports under the Exchange Act with the Commission or the FDIC or under state securities or Blue Sky law with any state securities regulatory authority. The audited consolidated financial statements and unaudited interim financial statements of Maple Leaf included in the Registration Statement (the "Maple Leaf Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Maple Leaf and Geauga Savings Bank as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject (in the case of the unaudited interim financial statements) to normal year-end audit adjustments, any other adjustments described therein and the absence of footnotes.

         Except as disclosed in the Maple Leaf Disclosure Letter, neither Maple Leaf nor Geauga Savings Bank has any debt, obligation, guarantee or liability as of the date of the Maple Leaf Financial Statements for the month ended October 31, 1998 (the "Maple Leaf Balance Sheet Date"), whether absolute, accrued, contingent or otherwise in excess of $50,000 in the aggregate, which is not adequately reflected and reserved in the Maple Leaf Financial Statements. Except as disclosed in the Maple Leaf Disclosure Letter, all debts, liabilities, guarantees and obligations of Maple Leaf and Geauga Savings Bank incurred since the Maple Leaf Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

         4.8. TAXES. Except as may be set forth in the Maple Leaf Disclosure Letter, Maple Leaf and Geauga Savings Bank have prepared in good faith and duly and timely filed or caused to be duly and timely filed all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on Maple Leaf. Except as may be set forth in the Maple Leaf Disclosure Letter, Maple Leaf and Geauga Savings Bank have paid or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to all taxes, interest and penalties shown to be owing on all such returns and reports. The Maple Leaf Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to Maple Leaf and Geauga Savings Bank: (i) the most recent tax year through which the IRS has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as may be set forth in the Maple Leaf Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of Maple Leaf or Geauga Savings Bank, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as may be set forth in the Maple Leaf Disclosure Letter, neither Maple Leaf nor Geauga Savings Bank is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by Maple Leaf or Geauga Savings Bank in respect of any material deficiencies for any tax, assessment, or government charges.

         After the date of this Agreement, Maple Leaf will promptly notify GLB of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to Maple Leaf and Geauga Savings Bank taken as a whole, and (ii) the receipt by Maple Leaf or Geauga Savings Bank of any such deficiency notices or reports in respect of any material deficiencies.

         4.9. EMPLOYEE PLANS; EMPLOYEES. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of Maple Leaf or Geauga Savings Bank, regardless of whether described in Section 3(3) of ERISA ("Maple Leaf Employee Plans"), are identified in the Maple Leaf Disclosure Letter. Maple Leaf has previously delivered or made available to GLB copies of all Maple Leaf Employee Plans, in each case as in effect on the date of this Agreement.

         All Maple Leaf Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and Maple Leaf, Geauga Savings Bank and all of the Maple Leaf Employee Plans currently comply and have at all relevant times complied in all material respects with ERISA, the Code, and any other applicable laws. With respect to each Maple Leaf Employee Plan that is a pension plan (as defined in Section 3(2) of ERISA): (a) except as may be set forth in the Maple Leaf Disclosure Letter, each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as may be set forth in the Maple Leaf Disclosure Letter, would be fully funded (calculated using the interest rate and other actuarial assumptions mandated by the PBGC) if terminated at the Effective Time and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under
Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and
(e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. With respect to any qualified benefit plan which purports to be an employee stock ownership plan (as defined in Section 4975(e)(7) of the Code) (an "ESOP Qualified Benefit Plan"), such ESOP Qualified Benefit Plan satisfies the requirements of Section 4975(e)(7) of the Code and is in material compliance with the applicable qualification requirements of Section 409 of the Code. Any capital stock of Maple Leaf acquired by an ESOP Qualified Benefit Plan meets the definition of "employer securities" set forth in Sections 409(l) and 4975 of the Code.

         Except as may be set forth in the Maple Leaf Disclosure Letter, no Maple Leaf Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Maple Leaf or Geauga Savings Bank, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

         Except as may be set forth in the Maple Leaf Disclosure Letter, all employees of Maple Leaf or Geauga Savings Bank are "at will" and there are no employment, consulting, severance or like agreements, written or oral, expressed or implied. Maple Leaf has previously delivered to GLB copies of all written employment, consulting, severance or similar contracts between Maple Leaf or Geauga Savings Bank, on one hand, and any officer, employee or consultant of Maple Leaf or Geauga Savings Bank, on the other. The Maple Leaf Disclosure Letter contains a summary of the terms of any and all such contracts that are not in writing.

         4.10. MATERIAL CONTRACTS AND INSURANCE. Except as may be set forth in the Maple Leaf Disclosure Letter, neither Maple Leaf nor Geauga Savings Bank is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of Maple Leaf or Geauga Savings Bank, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of Maple Leaf or Geauga Savings Bank, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $20,000, (d) any material agreement, indenture or other instrument not specifically disclosed in the Maple Leaf Financial Statements relating to the borrowing of money by Maple Leaf or Geauga Savings Bank or the guarantee by Maple Leaf or Geauga Savings Bank of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (e) any agreement, arrangement or commitment with or to a labor union or (f) any other contract or agreement or amendment thereto of a kind that would be required to be filed as an exhibit to a Form 10-K with the Commission by Maple Leaf if Maple Leaf had securities registered under the Exchange Act (the agreements and other documents referred to in clauses (a) through (e) of this sentence, collectively, the "Maple Leaf Contracts"). Without in any way limiting the generality of the foregoing, the Maple Leaf Contracts shall be deemed to include any agreement or agreements for data processing or similar services. A true and correct copy of all such data processing and similar agreements in effect on the date hereof has previously been provided to GLB. Except as stated in the Maple Leaf Disclosure Letter, neither Maple Leaf nor Geauga Savings Bank is in default under any Maple Leaf Contract, which default is reasonably likely to have, either individually or in the aggregate with all other such defaults, a Material Adverse Effect on Maple Leaf, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         Maple Leaf has previously provided to GLB copies of all insurance policies maintained by Maple Leaf or Geauga Savings Bank on their business or material properties and assets, as well as a copy of any director and officer liability insurance policy(ies) maintained by Maple Leaf or Geauga Savings Bank.

         4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be set forth in the Maple Leaf Disclosure Letter, since December 31, 1997 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Maple Leaf or Geauga Savings Bank that either individually or in the aggregate has had a Material Adverse Effect on Maple Leaf. Since September 30, 1998, Geauga Savings Bank has maintained an adequate reserve for possible loan losses.

         4.12. LITIGATION. Except as may be disclosed in the Maple Leaf Disclosure Letter, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of Maple Leaf, threatened against or affecting Maple Leaf or Geauga Savings Bank which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on Maple Leaf, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Maple Leaf or Geauga Savings Bank having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as may be disclosed in the Maple Leaf Disclosure Letter, the businesses of Maple Leaf and Geauga Savings Bank are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of Geauga Savings Bank, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Maple Leaf. Except as may be set forth in the Maple Leaf Disclosure Letter, no investigation or review by any Governmental Entity with respect to Maple Leaf or Geauga Savings Bank outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of Maple Leaf, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on Maple Leaf.

         Except as may be disclosed in the Maple Leaf Disclosure Letter, each of Maple Leaf and Geauga Savings Bank has taken or caused to be taken all actions required to be taken in order to ensure that all mission-critical internal and external systems of Geauga Savings Bank are substantially Year 2000 compliant. Geauga Savings Bank has not received a rating of less than satisfactory as a result of any regulatory examination or assessment of Geauga Savings Bank's Year 2000 compliance, and any deficiencies noted in any report of regulatory examination or assessment of Geauga Savings Bank have been or are being addressed in the manner and within the time frames required by such report.

         4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as may be disclosed in the Maple Leaf Disclosure Letter, neither Maple Leaf nor Geauga Savings Bank is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease-and-desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Maple Leaf been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the Maple Leaf Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to Maple Leaf and Geauga Savings Bank taken as a whole may be required, cited in any compliance report to Maple Leaf or Geauga Savings Bank as a result of an examination by any regulatory authority.

         4.15. MAPLE LEAF OWNERSHIP OF STOCK. Except as may be disclosed in the Maple Leaf Disclosure Letter, as of the date of this Agreement, neither Maple Leaf nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of GLB Common Stock (other than any shares of GLB Common Stock held in a fiduciary, trust, custodial or agency capacity by Geauga Savings Bank) which in the aggregate, represent 1% or more of the outstanding shares of GLB Common Stock.

         4.16. FEES. Except for fees paid and payable to Tucker Anthony Incorporated, neither Maple Leaf nor Geauga Savings Bank has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

         4.17. MAPLE LEAF ACTION. At a meeting duly called and held, the Board of Directors of Maple Leaf has by the requisite vote (i) determined that the Merger is advisable and in the best interests of Maple Leaf and its shareholders, (ii) authorized and approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger be submitted for consideration by the holders of Maple Leaf Class A common stock and Class B common stock entitled to vote thereon at the Maple Leaf Meeting (excluding holders of Warrants as such). Tucker Anthony Incorporated, Maple Leaf's financial advisor, has provided the Board of Directors of Maple Leaf with its written opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the shareholders of Maple Leaf and holders of Warrants.

         The written opinion of Tucker Anthony Incorporated shall be updated to the date of the Proxy Statement included in the Registration Statement, and it shall be included as an attachment to such Proxy Statement and delivered therewith to shareholders of Maple Leaf.

         4.18. VOTE REQUIRED. The affirmative vote of the holders of shares entitling them to exercise a majority of the combined voting power of the outstanding shares of Maple Leaf Class A common stock and Class B common stock, and the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the outstanding shares of each of Maple Leaf Class A common stock and Class B common stock voting separately as a class, is the only vote of the holders of any class or series of Maple Leaf capital stock necessary to approve this Agreement and the transactions contemplated hereby, except for any separate vote that must be taken in accordance with the Ohio Control Share Acquisition Act, Ohio Revised Code Section 1701.831 and Section 1701.48(C)(2).

         None of the holders of issued and outstanding Warrants that remain unexercised as of the record date for the Maple Leaf Meeting (as hereinafter defined) has any rights of a shareholder with respect to such unexercised Warrants, including the right to exercise voting power with respect to approval of this Agreement, the right to exercise dissenters' rights with respect thereto or the right to dividends or other distributions that may be declared or paid after the date hereof.

         4.19. CONDUCT OF BUSINESS. Except as may be disclosed in the Maple Leaf Disclosure Letter, from and after December 31, 1997 to the date of this
Agreement: (a) Maple Leaf and Geauga Savings Bank have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) Maple Leaf has not issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on the balance sheets of Maple Leaf, (c) Maple Leaf has not granted any option or (except as may be set forth in Exhibit 4.3(b) hereto) issued, sold or granted any warrants to acquire any of its capital stock, effected any stock split, or otherwise changed its authorized capitalization, (d) Maple Leaf has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends (based upon historic precedent), (e) Maple Leaf has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of Maple Leaf, (f) neither Maple Leaf nor Geauga Savings Bank has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by Geauga Savings Bank, (ii) branch offices of Geauga Savings Bank, (iii) assets constituting any other line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither Maple Leaf nor Geauga Savings Bank has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither Maple Leaf nor Geauga Savings Bank has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any Maple Leaf Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing, (i) neither Maple Leaf nor Geauga Savings Bank has entered into any material transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of Maple Leaf or Geauga Savings Bank, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of Maple Leaf or Geauga Savings Bank, and (j) Geauga Savings Bank has not entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of Geauga Savings Bank or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of Geauga Savings Bank.

         4.20. ENVIRONMENTAL MATTERS. When used in this Section, the term loan portfolio properties and other properties owned means those properties owned, operated or managed (including those held in trust) by Maple Leaf, as the case may be, or by Geauga Savings Bank.

         Except as may be set forth in Maple Leaf Disclosure Letter, to the best of Maple Leaf's knowledge: (i) neither Maple Leaf nor Geauga Savings Bank has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Maple Leaf; and (ii) none of the loan portfolio properties and other properties owned by Maple Leaf or Geauga Savings Bank has been since such properties have been owned, operated or managed by Maple Leaf or Geauga Savings Bank, is in violation of any Environmental Law, except for any such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Maple Leaf. Except as may be set forth in Maple Leaf Disclosure Letter, there are no actions, suits, demands, notices, claims, investigations or proceedings pending, or to the best of Maple Leaf's knowledge threatened, relating to the liability of the loan portfolio properties and other properties owned by Maple Leaf or Geauga Savings Bank under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal, state or local environmental agency relating to any such liabilities under or violations of Environmental Law.

         4.21. MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in the Maple Leaf Disclosure Letter, no officer or director of Maple Leaf, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contracts or property (real or personal), tangible or intangible, used in or pertaining to the business of Maple Leaf or Geauga Savings Bank.

         4.22. REPRESENTATION CONCERNING TRANSACTION. Maple Leaf acknowledges that (i) it operates Geauga Savings Bank, (ii) it has significant experience in the banking industry and (iii) it is entering into this Agreement and the transactions contemplated hereby after having performed due diligence concerning GLB and Great Lakes Bank. Maple Leaf acknowledges that GLB's representations and warranties shall not survive the Closing. Maple Leaf acknowledges that the representation contained in this Section 4.22 shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to impair any rights of GLB or Maple Leaf in connection with any claim GLB or Maple Leaf may have against the other for fraud arising out of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 5
                                    COVENANTS

         5.1.     ACQUISITION PROPOSALS AND NEGOTIATIONS.

         (a) From and after the date hereof, Maple Leaf and Geauga Savings Bank shall not, directly or indirectly, solicit, initiate, discuss or negotiate any proposals or offers from any person other than GLB relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, Maple Leaf or Geauga Savings Bank (such transactions being referred to herein as "Acquisition Transactions"), and each of Maple Leaf and Geauga Savings Bank shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit, initiate discuss or negotiate any Acquisition Transactions except with GLB; provided, however, that nothing contained in this Section shall prohibit:

                  (i) Maple Leaf or Geauga Savings Bank, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that,

                           (a) the Board of Directors of Maple Leaf, after consultation with Maple Leaf's counsel, has determined in good faith that such action is required for the directors of Maple Leaf to fulfill their fiduciary duties and obligations to the Maple Leaf shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby, and

                           (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Maple Leaf provides immediate written notice to GLB at least two business days prior to furnishing information to, or entering into discussions or negotiations with, such a person or entity, or

                  (ii) the Board of Directors of Maple Leaf from failing to make, withdrawing or modifying its recommendation referred to in Section 5.14 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Maple Leaf, after consultation with Maple Leaf's counsel, has determined in good faith that such action is required for the directors of Maple Leaf to fulfill their fiduciary duties and obligations to the Maple Leaf shareholders and other constituencies under Ohio law, taking into consideration the sale process engaged in connection with the transactions contemplated hereby.

         In the event Maple Leaf or any officer, director or representative thereof receives any contact, either oral or written, from a third party or its representative regarding an Acquisition Transaction or any matter directly or indirectly related thereto after the date of this Agreement, Maple Leaf shall immediately notify GLB of such contact, and provide such information requested by GLB, including but not limited to the name of the party or parties, and all details related thereto. Maple Leaf shall have a continuing obligation to provide information to GLB regarding any additional or continuing contacts. Any writings received by Maple Leaf or any officer, director or representative thereof, shall be immediately provided to GLB by facsimile, regardless of such writing being marked confidential or otherwise.

         In the event Maple Leaf receives an opinion from Maple Leaf's counsel pursuant to this Section 5.1(a), Maple Leaf shall immediately provide a copy of such opinion to GLB.

         (b) If the Board of Directors of Maple Leaf or Geauga Savings Bank accepts in any manner a proposal for an Acquisition Transaction (including any acceptance occurring after the termination of this Agreement and before December 31, 1999), Maple Leaf shall pay to GLB $2,250,000 in immediately available federal funds upon the execution of any agreement in respect of the Acquisition Transaction (regardless of when the consummation of such Acquisition Transaction occurs). This payment shall be in lieu of any other claim against Maple Leaf that GLB may have at law or in equity arising out of or in connection with this Agreement.

         5.2. INTERIM OPERATIONS OF MAPLE LEAF. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in the Maple Leaf Disclosure Letter, or as otherwise approved in writing by GLB (which approval shall not be unreasonably withheld):

                  5.2.1. CONDUCT OF BUSINESS. Maple Leaf shall, and shall cause Geauga Savings Bank to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans and real estate development assets). Maple Leaf shall use all diligent efforts to (i) maintain and preserve intact the business organization of Maple Leaf and Geauga Savings Bank, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with Maple Leaf or Geauga Savings Bank, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is canceled or not renewable at its expiration at current or standard rates, Maple Leaf shall consult with GLB in order to determine whether to exercise Maple Leaf's right to extend the discovery period and in evaluating available alternatives to replace the current insurance; and provided further, that Maple Leaf shall take such action as is necessary to cause the directors' and officers' liability insurance coverage of Maple Leaf and Geauga Savings Bank to include coverage of claims arising from factors or events that occurred on or before the Effective Time, including but not limited to claims arising from the transactions contemplated by this Agreement (and with a rider insuring such persons for any claim arising under the securities laws), (v) perform in all material respects all obligations required to be performed by each of Maple Leaf and Geauga Savings Bank under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vi) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

                  5.2.2. NEGATIVE COVENANTS. Maple Leaf shall not, and shall not permit Geauga Savings Bank to, make any change or amendment to, or to repeal, their articles of incorporation or codes of regulations (or articles of incorporation, constitution and bylaws in the case of Geauga Savings Bank). From and after the date of this Agreement, neither Maple Leaf nor Geauga Savings Bank shall enter into any loan or credit commitment (including standby letters of credit) with any person or entity if such loan or commitment would exceed (i) $5,000 as an unsecured loan or investment, (ii) $5,000 as a residential, commercial or commercial real estate loan not fully secured by real estate (fully secured being defined as a loan in which the loan-to-value ratio based on Geauga Savings Bank's most recent appraisal does not exceed 100%, taking into account the Geauga Savings Bank loan and all loans of equal or superior rank),
(iii) $500,000 as a residential, commercial or commercial real estate loan without first consulting with GLB; provided, however, that nothing in this paragraph shall prohibit Maple Leaf or Geauga Savings Bank from honoring any contractual obligation in existence on the date of this Agreement; and provided further that nothing herein shall impair Geauga Savings Bank's right to continue making fully secured automobile loans. From and after the date of this Agreement, neither Maple Leaf nor Geauga Savings Bank shall enter into any venture capital or similar investment, other than the purchase of mortgage-backed securities from Freddie Mac, Fannie Mae or Ginnie Mae. After the date upon which all conditions to the obligations of Maple Leaf and GLB to consummate the Merger have been waived or satisfied by the appropriate party, neither Maple Leaf nor Geauga Savings Bank shall enter into any consumer loan or credit commitment except on a basis that is consistent with the consumer loan underwriting standards of GLB and Great Lakes Bank.

                  Neither Maple Leaf nor Geauga Savings Bank shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of Geauga Savings Bank, or (ii) any of its material properties or assets. Neither Maple Leaf nor Geauga Savings Bank shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither Maple Leaf nor Geauga Savings Bank shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to Maple Leaf and Geauga Savings Bank taken as a whole.

                  5.2.3. CAPITAL STOCK. Other than the issuance of Class A common stock or Class B common stock upon exercise of outstanding 1991 Warrants or 1996 Warrants, Maple Leaf shall not, and shall not permit Geauga Savings Bank to, issue or sell any shares of capital stock or any other securities of either of them or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of either of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures; provided, however, that nothing in this Agreement shall be deemed to prohibit issuance of shares of Maple Leaf Class A common stock or Class B common stock upon the valid exercise of Warrants, to the extent such Warrants were issued and outstanding on the date hereof. Neither Maple Leaf nor Geauga Savings Bank shall acquire beneficial ownership of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

                  Commencing at the same time as the Prospectus and Proxy Statement (as hereinafter defined) is first sent or given to holders of Maple Leaf Class A common stock and Class B common stock, Maple Leaf will cause to be sent or given to each holder of Warrants a copy of the Prospectus and Proxy Statement. Commencing at the same time as the Prospectus and Proxy Statement is first sent or given to holders of Warrants and continuing until the Effective Time, Maple Leaf will use reasonable efforts to obtain from each holder of Warrants an agreement in form and substance agreed upon by GLB and Maple Leaf whereby the holders of Warrants (i) consent to the conversion of their Warrants into the Tier 2 Merger Consideration and Tier 3 Merger Consideration on the basis set forth in Article 2 hereof, and (ii) agree not to exercise any of the Warrants then remaining unexercised unless this Agreement is terminated pursuant to Section 8.1 hereof.

                  5.2.4. DIVIDENDS. Maple Leaf shall not, and shall not permit Geauga Savings Bank to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of either of them other than dividends paid (to the extent legally permitted) by Geauga Savings Bank to Maple Leaf with respect to Geauga Savings Bank's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Maple Leaf shall not, without the prior written consent of GLB, make any changes in its dividend policies.

                  5.2.5. EMPLOYEE PLANS, COMPENSATION AND BONUSES. Except as is necessary to comply with the Code or as contemplated in this Agreement, Maple Leaf shall not, and shall not permit Geauga Savings Bank to: adopt or amend any employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit or other employee benefit, incentive and welfare plans, policies, contracts and arrangements and trust agreements related thereto, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of Maple Leaf or Geauga Savings Bank; increase the compensation or fringe benefits of any present or former director, officer or employee; pay any bonus, compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock rights) take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements, except as set forth in the Maple Leaf Disclosure Letter; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  Notwithstanding the restrictions contained in this Section, Maple Leaf or Geauga Savings Bank may grant individual annual increases to officers and employees in accordance with past practices up to a total of 3% of the total annual compensation of all officers and employees, excluding from such total the aggregate of the compensation for the employees of Maple Leaf or Geauga Savings Bank who are parties to an employment agreement.

         5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

                  (a) Maple Leaf and GLB shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger, provided that any such accounting shall be in accordance with generally accepted accounting principles.

                  (b) At the request of GLB, Maple Leaf shall promptly establish and take such reserves and accruals as GLB shall request in order to conform, on a mutually satisfactory basis, Maple Leaf's and Geauga Savings Bank's loan, accrual and reserve policies to GLB's policies. Maple Leaf shall, and shall as necessary cause Geauga Savings Bank to, establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that it is the objective of GLB and Maple Leaf that such reserves, accruals and charges be taken on or before the Effective Time; and provided, further, that such reserves and accruals shall not constitute a Material Adverse Change, and Maple Leaf shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) all conditions to the obligations of Maple Leaf and GLB to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (ii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of Governmental Entities.

         5.3. INTERIM OPERATIONS OF GLB. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by Maple Leaf (which shall not be unreasonably withheld) GLB shall, and shall cause Great Lakes Bank to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.

         During the period from the date of this Agreement to the Effective Time, GLB shall not directly or indirectly solicit, initiate, discuss or negotiate any proposals or offers from any person relating to the acquisition or purchase of all or substantially all of the assets of, or more than five percent (5%) of the equity securities of, or any merger, consolidation or business combination with, any bank, savings bank, savings and loan association or similar financial institution or financial institution holding company, unless
(i) GLB shall have first given written notice to Maple Leaf of GLB's intention to take such action, which notice shall be delivered to Maple Leaf no later than ten days prior to taking such action, and (ii) Maple Leaf shall have not objected to such action, which objection shall not be effective unless stated in writing by Maple Leaf and delivered to GLB within such ten-day period. Anything in this Agreement to the contrary notwithstanding, however, GLB shall not be required to notify Maple Leaf of, nor shall Maple Leaf have the right to object to, any proposed acquisition by GLB or Great Lakes Bank of a branch or branches of another financial institution, unless the total branch deposits to be acquired exceed $40 million and/or the cash acquisition price for such branch or branches exceeds $3.5 million.

         5.4. EMPLOYMENT MATTERS. GLB is not required to hire any employees of Maple Leaf or Geauga Savings Bank, but may if it so desires. All persons employed by GLB or Great Lakes Bank as of the Effective Time will remain "at will" employees, meaning that their employment can be terminated for any reason or no reason.

                  Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of Maple Leaf or Geauga Savings Bank, and who become employees of GLB or Great Lakes Bank, are as follows:

                  (i) Savings Plans. GLB maintains the GLB 401(k) Salary Reduction Plan and Trust ("GLB 401K Plan"). At the Effective Time, GLB will credit the Maple Leaf and Geauga Savings Bank employees who become employees of GLB or Great Lakes Bank, for purposes of the GLB 401K Plan, with all service with Maple Leaf or Geauga Savings Bank for purposes of determining their eligibility to participate in such plan and the vested portion of their respective accrued benefits under such plan.

                  (ii) Health Care Plans. At such time on or after the Effective Time as GLB shall deem appropriate, GLB and Great Lakes Bank will provide Maple Leaf and Geauga Savings Bank employees hired by GLB with such coverage under the GLB health care plan as GLB and Great Lakes Bank then provide their employees, with all service with Maple Leaf or Geauga Savings Bank credited for purposes of determining such employee's eligibility to participate in such plan and without any "prior existing condition" exclusion. The Geauga Savings Bank health care plans will be continued until the employees so hired can participate in the GLB health care plans.

                  No benefits currently provided Maple Leaf or Geauga Savings Bank employees that exceed benefits provided by GLB and Great Lakes Bank will be grandfathered or provided, unless otherwise specifically agreed to by GLB in writing or unless required by law. Other than otherwise expressly stated herein, GLB shall not assume any other health care benefit plans or benefits. GLB retains any existing right to amend or terminate any such plan, provided such right has been reserved by the plan sponsor in the plan document or otherwise and provided that such right currently exists.

                  (iii) Other Benefit Plans. At such time on or after the Effective Time as GLB shall deem appropriate, GLB and Great Lakes Bank shall provide former Maple Leaf or Geauga Savings Bank employees with such coverage under the GLB benefit plans and programs as are generally provided to all employees of GLB and Great Lakes Bank. All service with Maple Leaf or Geauga Savings Bank shall be credited for purposes of vesting and determining a former Maple Leaf or Geauga Savings Bank employee's eligibility to participate in such other benefit plans. No benefits currently provided to Maple Leaf or Geauga Savings Bank employees that exceed the benefits provided by GLB or Great Lakes Bank will be grandfathered or provided, unless otherwise specifically agreed to by GLB in writing or unless required by law, except as referenced in Section
5.2.5 of the Maple Leaf Disclosure Letter.

         Notwithstanding anything contained herein to the contrary, no third party shall have a right to enforce the provisions of this Section 5.4 or assert any claim hereunder.

         5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, Maple Leaf and Geauga Savings Bank shall grant to GLB and its representatives (including, without limitation, directors, officers and employees of GLB and Great Lakes Bank, its counsel, accountants, environmental consultants and other professionals retained by GLB) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns), shareholder and customer information, properties, personnel and other information and documents of Maple Leaf and Geauga Savings Bank. With prior notice to Maple Leaf, GLB may have environmental assessments conducted on any properties owned, managed or controlled by Maple Leaf or Geauga Savings Bank.

         All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby that is regarded by such furnishing party as confidential will be kept confidential by the other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Unless the Merger is consummated, neither GLB and Great Lakes Bank nor their respective directors, officers, employees, agents and representatives shall knowingly (i) solicit the customers or employees of Maple Leaf or Geauga Savings Bank or (ii) the loan or deposit customers of Maple Leaf or Geauga Savings Bank as identified in any materials or information provided to GLB in connection with this Agreement; provided, however, that general advertisements or general public solicitations for loans or depositors that are not targeted or directed specifically to customers of the Maple Leaf or Geauga Savings Bank, inquiries initiated by Maple Leaf or Geauga Savings Bank customers themselves, and solicitation of GLB or Great Lakes Bank's own customers existing as of the date hereof who are or may be customers of Maple Leaf or Geauga Savings Bank as well shall not be considered a violation of this provision. Nothing contained in this Section shall restrict or prohibit Maple Leaf or GLB from disclosing information required to be disclosed in any document filed with the Commission, FRB, FDIC, OTS, the Division and other Governmental Entities and bodies. So long as this Agreement has not been terminated pursuant to Article 8 hereof, GLB may, notwithstanding this confidentiality provision, disclose such information as GLB and Maple Leaf agree in writing is necessary or advisable in connection with explaining or providing background information to securities analysts and others concerning the transactions contemplated by this Agreement.

         5.6. CERTAIN FILINGS; CONSENTS AND ARRANGEMENTS. GLB and Maple Leaf shall (a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other Governmental Entities as may have jurisdiction for such approvals as may be required to be obtained from such Governmental Entities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this

Agreement and the Effective Time and Great Lakes Bank and Geauga Savings Bank shall file all reports or applications that may be required to be filed with the FRB, the FDIC, the OTS and the Division with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other party to this Agreement copies of all such applications and reports promptly after they are filed. In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party promptly of the occurrence of any event making untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

         5.7. TAKEOVER STATUTES AND PROVISIONS. Maple Leaf shall use diligent efforts to (i) exempt Maple Leaf, this Agreement and the Merger from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, control share acquisitions and merger moratoriums) and from any provisions under its Corporate Governance Documents, as applicable, by action of Maple Leaf's Board of Directors, shareholders or otherwise, and (ii) assist in any challenge by GLB to the applicability to the Merger of any state takeover law.

         5.8. INDEMNIFICATION AND INSURANCE. Except as may be limited by applicable law, indemnification of directors, officers and employees of Maple Leaf and Geauga Savings Bank for any claims made against them in their capacities as such shall be provided by GLB to the maximum amount permitted by law; provided, however, that this obligation shall expire on the fourth anniversary of the Effective Time.

         For a period of up to three years following the Effective Time, GLB will maintain in effect the current insurance policies maintained by Maple Leaf or Geauga Savings Bank (or substitute policies with substantially the same coverage and terms) covering directors' and officers' liability with respect to claims arising from factors or events that occurred before the Effective Time. Maple Leaf shall notify GLB prior to purchasing or continuing any insurance to cover the matters contained herein. To the extent insurance is available under any of the provisions in this Section to cover such claims and costs, such insurance shall be the primary source of funding these obligations.

         5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use diligent efforts promptly to take or cause to be taken all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 or Article 7 of this Agreement.

         If at any time after the Effective Time the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of Maple Leaf or Geauga Savings Bank acquired or to be acquired by the Surviving Corporation, Maple Leaf, Geauga Savings Bank and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

         5.10. COMPLIANCE WITH ANTITRUST LAWS. Each of GLB and Maple Leaf shall use diligent efforts to resolve such objections, if any, as may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of GLB and Maple Leaf shall use diligent efforts to resist, resolve or avoid the filing of such suit. GLB and Maple Leaf shall use their diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, or any other

Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

         5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in form and substance mutually agreed upon by the parties. Thereafter, except as required by law, Maple Leaf and GLB shall consult with each other and obtain the consent as to form and substance of any subsequent press release, and provide a written copy to the other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

         5.12.    REGISTRATION STATEMENT, PROXY STATEMENT AND COMFORT LETTERS.

         (a) GLB will, as soon as practicable, prepare and file with the Commission the Registration Statement, and any required amendments thereto, and GLB will use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. GLB will also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the GLB Common Stock pursuant to the Merger. Maple Leaf shall promptly furnish GLB all information concerning Maple Leaf, Geauga Savings Bank, and the holders of its capital stock and Warrants and shall promptly take any action as GLB may reasonably request in connection with any such action.

         As soon as practicable, Maple Leaf will prepare appropriate proxy materials in respect of the Maple Leaf Meeting, which proxy materials will conform in all material respects to the provisions of the Exchange Act and the rules and regulations promulgated thereunder and will include, without limitation, a proxy statement of Maple Leaf, a Notice of Meeting and form of proxy (collectively, the "Proxy Statement"). The Proxy Statement will be included in the Registration Statement and shall be issued by Maple Leaf to Maple Leaf shareholders together with a prospectus of GLB relating to the offer and sale of GLB Common Stock to Maple Leaf shareholders and holders of Warrants (the "Prospectus"). GLB agrees to cooperate with Maple Leaf in preparation of a combined Prospectus and Proxy Statement (hereinafter sometimes referred to together as the "Prospectus/Proxy Statement") and take such other action so that Maple Leaf may promptly after the effectiveness of the Registration Statement mail the Prospectus/Proxy Statement to Maple Leaf's shareholders and holders of Warrants. GLB and Maple Leaf shall cooperate and consult with each other in the preparation of the Prospectus/Proxy Statement. Maple Leaf shall promptly furnish GLB all information concerning Maple Leaf, Geauga Savings Bank, the Maple Leaf Meeting and the holders of its capital stock and Warrants that is necessary for inclusion in or for preparation of the Registration Statement or the Prospectus or Proxy Statement included therein, and shall promptly take any action as GLB may reasonably request in connection with any such action.

         (b) Each of GLB and Maple Leaf will cause its respective independent auditors to issue a letter addressed to both GLB and Maple Leaf, within three business days prior to the effectiveness of the Registration Statement and also as of Closing, stating among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements and inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1997, to a specified date not more than three business days prior to the effective date of the Registration Statement and to a specified date not more than three business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with the respective books and records of GLB and Maple Leaf.

         5.13.    AFFILIATES' COMPLIANCE WITH THE SECURITIES ACT.

         (a) Within 30 days after the date of this Agreement, Maple Leaf shall identify to GLB all officers, directors and holders of more than ten percent (10%) of the Maple Leaf Common Stock whom Maple Leaf reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of the Commission. Thereafter and until the Effective Time, Maple Leaf shall identify to GLB each additional person whom it reasonably believes to have thereafter become its affiliate.

         (b) Maple Leaf shall use its diligent efforts to cause each person who is identified as an affiliate pursuant to clause (a) above to deliver to GLB not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b).

         5.14. MAPLE LEAF SHAREHOLDER MEETING. Maple Leaf shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents, to convene a special or regular meeting of the holders of Maple Leaf Class A common stock and Class B common stock as promptly as practicable after the effectiveness of the Registration Statement for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein (the "Maple Leaf Meeting"). Subject to the fiduciary obligations and duties of the Board of Directors of Maple Leaf under Ohio law and to the provisions of
Section 5.1 of this Agreement, the Board of Directors of Maple Leaf shall recommend that the holders of the Maple Leaf Class A common stock and Class B common stock vote in favor of and approve the Merger and adopt this Agreement at the Maple Leaf Meeting, and in favor of approval of the control share acquisition represented thereby if a separate vote under the Ohio Control Share Acquisition Act is necessary.

         5.15. TAX-FREE REORGANIZATION TREATMENT. Neither GLB nor Maple Leaf shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         5.16. MERGERS OF SUBSIDIARIES. The Board of Directors of GLB intends to merge Geauga Savings Bank with and into Great Lakes Bank contemporaneously with or promptly following the merger of Maple Leaf with and into GLB. Accordingly, Maple Leaf shall cause Geauga Savings Bank to enter into a definitive merger or consolidation agreement with Great Lakes Bank, providing for the merger or consolidation of Geauga Savings Bank with or into Great Lakes Bank; provided, however, that, in all cases, the obligation of Maple Leaf to cause such merger or consolidation to occur shall be subject to the condition that the Merger be simultaneously or previously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of Maple Leaf in this Agreement shall not be deemed to be untrue or breached, (ii) Maple Leaf shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to GLB's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section. Maple Leaf shall cause Geauga Savings Bank to cooperate fully with GLB in consummating this merger or consolidation, including cooperating in the filing of any necessary regulatory applications.

         5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of Maple Leaf and GLB will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. During such period, GLB and Maple Leaf shall promptly provide the other with monthly unaudited financial statements as soon as they are available and each shall promptly provide the other with a copy of all Reports filed by it after the date of this Agreement through the Effective Time. Each of GLB and Maple Leaf agrees to keep the foregoing information strictly confidential.

         5.18. INTEGRATION OF OPERATIONS; YEAR 2000 COMPLIANCE. (a) Subject to applicable laws, regulations and the requirements of Governmental Entities, during the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of Maple Leaf and Geauga Savings Bank operations into and with GLB's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, preparation for the integration of such branch operations, if any (including, without limitation, the preparation for the necessary installation of all of GLB's or Great Lakes Bank's hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, as requested by GLB; provided, however, that Maple Leaf and Geauga Savings Bank shall not be required prior to the date upon which all conditions to the obligation of Maple Leaf to consummate the Merger have been waived or satisfied to make any changes in its branch operations, management information systems, financial and accounting systems or other operational matters that Maple Leaf reasonably believes should be deferred until all conditions to the obligation of Maple Leaf to consummate the Merger have been waived or satisfied.

         (b) After the date upon which all conditions to the obligation of Maple Leaf to consummate the merger have been waived or satisfied, each of Maple Leaf and Geauga Savings Bank shall, at their sole expense, take or cause to be taken such actions as are necessary in order to ensure that all mission-critical internal and external systems of Geauga Savings Bank are substantially Year 2000 compliant. If GLB determines that additional steps should be taken by Maple Leaf or Geauga Savings Bank in order to ensure that Geauga Savings Bank is Year 2000 compliant, or if as a result of a regulatory examination or assessment Geauga Savings Bank's Year 2000 compliance is rated less than satisfactory, Maple Leaf and Geauga Savings Bank shall, at their expense, take such additional actions as reasonably requested by GLB or as may be required by the Federal Deposit Insurance Corporation in order to achieve Year 2000 compliance in accordance with applicable regulatory guidelines and in order to address any deficiencies noted in the regulatory examination or assessment of Geauga Savings Bank.

         5.19. NASD LISTING. GLB will file an additional listing application with the National Association of Securities Dealers, Inc. for the GLB Common Stock to be issued in the Merger at the time prescribed by applicable rules and regulations. In addition, GLB will use its best efforts to maintain its listing on the Nasdaq SmallCap Market. GLB covenants and agrees that adequate current public information with respect to GLB will be made available for a period of three (3) years from and after the Closing, consistent with Commission Rule 144(c) under the Securities Act.

                                    ARTICLE 6
                                   CONDITIONS

         6.1.     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER.

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

         (a) The Merger and this Agreement shall have been approved and adopted by the affirmative vote of the holders of Maple Leaf Class A common stock and Class B common stock required by law and Maple Leaf's Corporate Governance Documents.

         (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state or federal antitrust authority, of the FRB, FDIC, Division and any other Governmental Entity (collectively, "Consents") that are necessary for the consummation of the Merger shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time, and all applicable waiting periods shall have expired, except for any immaterial Consents that, if not obtained, would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of GLB, Maple Leaf, Great Lakes Bank and Geauga Savings Bank taken as a whole. A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of GLB, would have a Material Adverse Effect on the anticipated economic and business benefits to GLB of the transactions contemplated by this Agreement, taken as a whole.

         (c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission.

         (d) GLB shall have received all state securities and "blue sky" permits and other authorizations and approvals necessary to consummate the Merger and the transactions contemplated hereby, no order restraining the ability of GLB to issue GLB Common Stock pursuant to the Merger shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by any state securities administrator.

         (e) The shares of GLB Common Stock to be issued in connection with the Merger shall have been approved for listing or trading on the Nasdaq SmallCap Market, subject to official notice of issuance.

         (f) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States enjoining, prohibiting or materially delaying the consummation of the Merger shall have been issued and remain in effect.

         (g) Counsel to Maple Leaf shall have delivered to Maple Leaf and GLB counsel's opinion substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, no gain or loss will be recognized by GLB or Maple Leaf as a result of the Merger. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Maple Leaf, GLB and others. The opinion of Maple Leaf's counsel shall be dated the date of the Closing.

         6.2.     CONDITIONS TO OBLIGATION OF MAPLE LEAF TO EFFECT THE MERGER.

         The obligation of Maple Leaf to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

         (a) GLB shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

         (b) The representations and warranties of GLB contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the inaccuracy of the representations or warranties of GLB, individually or in the aggregate, shall not have a Material Adverse Effect on GLB or Maple Leaf.

         (c) Maple Leaf shall have received a letter, dated as of the date of the Proxy Statement, from Tucker Anthony Incorporated to the effect that, in its opinion as of such date, the terms of the Merger are fair to Maple Leaf's shareholders and Warrant holders from a financial point of view.

         (d) Since the date of this Agreement, and except as may be explicitly provided in this Agreement, there shall not have been any change in the financial condition, results of operations or business of GLB or Great Lakes Bank that, either individually or in the aggregate, would have a Material Adverse Effect on GLB.

         (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger.

         6.3.     CONDITIONS TO OBLIGATION OF GLB TO EFFECT THE MERGER.

         The obligation of GLB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

         (a) Maple Leaf shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

         (b) The representations and warranties of Maple Leaf contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and
(ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the inaccuracy of the representations or warranties of Maple Leaf, individually or in the aggregate, shall not have a Material Adverse Effect on Maple Leaf or GLB.

         (c) Since the date of this Agreement, and except as may be explicitly provided in this Agreement, there shall not have been any change in the financial condition, results of operations or business of Maple Leaf or Geauga Savings Bank that, either individually or in the aggregate, would have a Material Adverse Effect on Maple Leaf.

         (d) In the aggregate, an amount less than ten percent (10%) of the Maple Leaf Common Stock is held by shareholders of Maple Leaf who have demanded payment of the fair value of their Maple Leaf Class A common stock or Class B common stock under Ohio Revised Code Section 1701.85 in connection with the Merger.

         (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or seeks to impose material limitations on the ability of GLB to exercise full rights of ownership of the assets or business of Maple Leaf.

         (f) There shall not be in effect or proposed any order with respect to the transactions contemplated by this Agreement that in the reasonable judgment of GLB would (i) materially and adversely affect the ability of GLB to enjoy the economic or other benefits of the Merger or (ii) impose any material adverse condition, limitation or requirement on GLB or Great Lakes Bank in connection with the Merger or the merger of Geauga Savings Bank with and into Great Lakes Bank.

                                    ARTICLE 7
                                     CLOSING
         7.1      CLOSING.

         (a) Provided that this Agreement is not earlier terminated pursuant to
Section 8.1 hereof, the Closing will occur (i) at 10:00 a.m. (local time) at the principal executive offices of GLB as promptly as practicable after the date on which all of the conditions set forth in Article 6 of this Agreement are satisfied or duly waived, but not before at least fifteen days have elapsed since FRB approval of the Merger, or (ii) at such other time and place and on such other date as GLB and Maple Leaf may agree. Each of GLB and Maple Leaf acknowledges that time is of the essence of this Agreement.

         (b) Each of GLB and Maple Leaf shall use its best efforts to execute and deliver, on or prior to Closing, all such instruments, documents and certificates as may be necessary or advisable in order for the transactions contemplated by this Agreement to be consummated as soon as practicable.

         7.2 CLOSING TRANSACTIONS AND DELIVERIES BY GLB. On or before the Closing, GLB shall cause all of the following to be delivered to Maple Leaf:

         (a) A Certificate of Merger duly executed by GLB in accordance with Section 1701.81 of the Ohio Revised Code and in the form attached hereto as Exhibit 1.1.2, or in such other form as is appropriate for filing with the Ohio Secretary of State.

         (b) A certificate of the President and Chief Executive Officer and the principal financial officer of GLB certifying in their capacities as such officers that (i) the warranties and representations of GLB set forth in this Agreement were true and correct on the date of this Agreement, and are true and correct as of the Effective Time as if made at and as of such time, except (a) both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement and (b) as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time; and (ii) GLB has caused all of its covenants set forth in this Agreement to be fully performed and satisfied in all material respects. The certificate shall be dated as of the date of Closing.

         (c) Copies of resolutions adopted by the directors of GLB, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of GLB dated as of the date of Closing certifying (1) the date and manner of adoption of each such resolution; and (2) that each such resolution is in full force and effect, without amendment, as of the date of Closing.

         (d) The written opinion of Grady & Associates in form and substance satisfactory to the parties.

         7.3 CLOSING TRANSACTIONS AND DELIVERIES BY MAPLE LEAF. On or before the Closing, Maple Leaf shall cause all of the following to be delivered to GLB:

         (a) A Certificate of Merger duly executed by Maple Leaf in accordance with Section 1701.81 of the Ohio Revised Code and in the form attached hereto as Exhibit 1.1.2, or in such other form as is appropriate for filing with the Ohio Secretary of State.

         (b) A certificate of the President and the principal financial officer of Maple Leaf certifying in their capacities as such officers that (i) the warranties and representations of Maple Leaf set forth in this Agreement were true and correct on the date of this Agreement, and are true and correct as of the Effective Time as if made at and as of such time, except (a) both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement and
                  (b) as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time; and (ii) Maple Leaf has caused all its covenants set forth in this Agreement to be fully performed and satisfied in all material respects. The certificate shall be dated as of the date of Closing.

         (c) Copies of all resolutions adopted by the directors and shareholders of Maple Leaf approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Maple Leaf, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution, and (ii) that each such resolution is in full force and effect, without amendment, as of the Closing Date.

         (d) The written opinion of Ulmer & Berne LLP, in form and substance satisfactory to the parties.

         (e) The original, complete minute books of Maple Leaf containing at least the Articles of Incorporation, as the same may have been amended and restated, and the Code of Regulations, and all of the minutes and actions of the shareholders, directors and committees or directors and share transfer and registration records of Maple Leaf.

         (f) With respect to each holder of Warrants who has executed the agreement contemplated by Section 5.2.3, an original of such agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Maple Leaf:

         (a) by mutual agreement of the parties by the vote of a majority of the Board of Directors of each of GLB and Maple Leaf;

         (b) by the vote of a majority of the Board of Directors of either GLB or Maple Leaf if the Merger shall not have been consummated on or before December 15, 1999 (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein). If the Merger is not consummated on or before November 1, 1999, Maple Leaf or Geauga Savings Bank shall be entitled to pay year-end bonuses for the 1999 fiscal year in amounts up to $65,000 for Geauga Savings Bank's President, $25,000 for its Treasurer and an aggregate of $20,500 for all other employees;

         (c) by the vote of a majority of the Board of Directors of Maple Leaf if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by Maple Leaf at such time as such condition can no longer be satisfied;

         (d) by the vote of a majority of the Board of Directors of GLB if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by GLB at such time as such condition can no longer be satisfied;

         (e) by the vote of a majority of the Board of Directors of either GLB or Maple Leaf if any regulatory agency has denied approval of the Merger;

         (f) by the vote of a majority of the Board of Directors of either GLB or Maple Leaf in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured, or cannot be cured, within 30 days after written notice thereof is given to the party committing such breach;

         (g) By the vote of a majority of the Board of Directors of Maple Leaf at any time prior to the second full day immediately prior to the Closing with immediate notice to GLB, if the following three conditions are satisfied:

                  (i)      the GLB Closing Price is less than $8.00 per share;
                           and

                  (ii) the number obtained by dividing the GLB Closing Price by the mean between the bid and asked closing prices of the GLB Common Stock on November 24, 1998 (on the Nasdaq SmallCap Market as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) is less than 90% of the quotient obtained by dividing the Index Price on the seventh (7th) day immediately preceding the Closing by the Index Price on November 24, 1998; and

                  (iii) GLB shall not have given written notice to Maple Leaf prior to the second full day immediately prior to the Closing stating that GLB elects to increase the cash portion of the Merger Consideration by an amount equal to the product of (x) the difference between $8.00 and the GLB Closing Price per share and (y) 375,000.

         For purposes of this Subsection 8.1(g):

                  "GLB Closing Price" shall mean the average of the mean between the bid and asked closing prices per share of GLB Common Stock on the Nasdaq SmallCap Market (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the most recent twenty (20) days on which actual trades of such shares occur ending on the seventh (7th) day immediately preceding the Closing.

                  "Index Price" on a given date shall mean the weighted average (weighted according to market-value) of the closing sales prices of banks and bank holding companies headquartered in Ohio whose common stock is traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq SmallCap Market or the Nasdaq National Market, as reported by SNL Securities LC of Charlottesville, Virginia. If GLB or any of such banks or bank holding companies declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or other similar transaction between November 24, 1998 and the seventh (7th) day immediately preceding the Closing, the prices for the GLB Common Stock or such company and any calculations hereunder will be appropriately adjusted for the purposes of applying this section; or

         (h) By a vote of a majority of the Board of Directors of Maple Leaf upon the acceptance by Maple Leaf of an Acquisition Transaction pursuant to
Section 5.1(b) and the payment to GLB required thereunder.

         8.2.     NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF
                  TERMINATION.

         The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, as the case may be; provided however, that if the Merger is consummated, Sections 1.1.5, 2.1 through 2.8, 3.19, 4.22, 5.4, 5.5, 5.8, 5.9, 5.10, 5.13, 5.15, 5.16, 5.19 and 8.2 will survive the Effective Time to the extent contemplated by such Sections.

         In the event of the termination of this Agreement, this Agreement shall become void and of no effect, except that (i) the confidentiality and other obligations set forth or referenced in Section 5.5 (the second paragraph of Section 5.5) and the expense provisions set forth in Section 8.11 will survive any termination of this Agreement, and (ii) until October 20, 2000, neither GLB, Great Lakes Bank nor their respective directors, officers, employees, agents, representatives or owners of more than ten percent (10%) of the GLB Common Stock shall acquire or propose to acquire in any manner, whether directly or indirectly and including any unilateral offer or proposal, any securities or property of Maple Leaf or Geauga Savings Bank, nor will any of such persons solicit or accept proxies relating to any vote of shareholders of Maple Leaf, except pursuant to a transaction approved by the Board of Directors of Maple Leaf.

         8.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         8.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of Maple Leaf; provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the shareholders of Maple Leaf shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any material term of the Amended and Restated Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change the qualification of the Merger as a tax-free reorganization under the provisions of
Section 368 of the Code.

         8.5. ENTIRE AGREEMENT. This Agreement and the agreements referenced and contemplated therein and thereby, contain the entire agreement between GLB and Maple Leaf with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements between GLB and Maple Leaf with respect to such matters; provided, however, that nothing contained herein shall be deemed to rescind or modify that certain confidentiality agreement dated September 28, 1998 by and between GLB and Tucker Anthony Incorporated.

         8.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

         8.7.     CERTAIN DEFINITIONS.

         (a) For purposes of this Agreement, the term:

         (i) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof;

         (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (iii) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

         (iv) "Material Adverse Effect" on Maple Leaf or GLB means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, and
                  (y) in generally accepted accounting
                  principles) on the respective condition (financial and otherwise), results of operations, or business of Maple Leaf and Geauga Savings Bank, or GLB and Great Lakes Bank, as the case may be, taken as a whole, or on the ability of Maple Leaf or GLB, as the case may be, to consummate the transactions contemplated hereby.

         8.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered, if delivered personally or delivered by a recognized commercial courier, to each of the parties at the following addresses:

         TO MAPLE LEAF:                       TO GLB:
         Betty L. Kimbrew, President          Richard T. Flenner, Jr., President
         Maple Leaf Financial, Inc.           and Chief Executive Officer
         10800 Kinsman Road                   GLB Bancorp, Inc.
         Newbury, Ohio  44065-9744            7001 Center Street
                                              Mentor, Ohio  44060

         WITH A COPY TO:                      WITH A COPY TO:
         Robert A. Fein, Esq. and             Francis X. Grady, Esq.
         Stanley T. Koenig, Esq.              Grady & Associates
         Ulmer & Berne LLP                    20800 Center Ridge Road, Suite 116
         Bond Court Building                  Rocky River, Ohio  44116-4306
         1300 East Ninth Street, Suite 900
         Cleveland, Ohio  44114-1583

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.8.

         8.9. COUNTERPARTS; EXHIBITS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement. Any exhibits or schedules referenced herein and attached hereto shall be incorporated by reference herein as if fully written out in this Agreement.

         8.10. PARTIES IN INTEREST. This Agreement is not intended to nor will it confer upon any other person any rights or remedies, except as expressly stated herein.

         8.11. EXPENSES. Each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, except that the cost of the tax opinion shall be shared equally by Maple Leaf and GLB. If this Agreement is terminated by Maple Leaf or GLB pursuant to 8.1(f) because of the material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party, including but not limited to printing, mailing, filing, registration and related fees, as well as fees for financial advisors, accountants and legal counsel, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

         8.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations of this Agreement and that money damages would be an inadequate remedy in this instance. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, it is agreed that if any party should institute an action or proceeding seeking specific enforcement of this Agreement, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. Notwithstanding anything to the contrary herein, and in addition to any rights set forth in Section 8.11, a party may seek monetary damages against a breaching party for any willful breach of this Agreement.

         8.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         IN WITNESS WHEREOF, Maple Leaf and GLB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                                         GLB BANCORP, INC.
Attest:

/s/ Andrew L. Meinhold                   /s/ Richard T. Flenner, Jr.
-------------------------------          --------------------------------------
Andrew L. Meinhold, Executive            Richard T. Flenner, Jr.
Vice President and Secretary             President and Chief Executive Officer

                                 ACKNOWLEDGMENT
STATE OF OHIO         )
                      ) SS:
COUNTY OF LAKE        )

         BE IT REMEMBERED that on this 24th day of November, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, Richard T. Flenner, Jr., President and Chief Executive Officer, and Andrew L. Meinhold, Executive Vice President and Secretary of GLB Bancorp, Inc., an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 24th day of November, 1998.

                                         /s/ Notary
                                        ---------------------------------------

                                        MAPLE LEAF FINANCIAL, INC.
Attest:

/s/ Lloyd V. Clemmer, Jr.               /s/ Betty L. Kimbrew
-------------------------------         ---------------------------------------
Lloyd V. Clemmer, Treasurer             Betty L. Kimbrew, President
and Secretary

                                 ACKNOWLEDGMENT
STATE OF OHIO         )
                      ) SS:
COUNTY OF GEAUGA      )

         BE IT REMEMBERED that on this 24th day of November, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, Betty
L. Kimbrew, President, and Lloyd V. Clemmer, Treasurer and Secretary of Maple Leaf Financial, Inc., an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 24th day of November, 1998.

                                        /s/ Notary
                                       ----------------------------------------

                                   EXHIBITS TO

                   AGREEMENT OF AFFILIATION AND PLAN OF MERGER
                                GLB BANCORP, INC.
                                       AND
                           MAPLE LEAF FINANCIAL, INC.

Form of Certificate of Merger......................................Exhibit 1.1.2
Articles and Regulations of Surviving Corporation..................Exhibit 1.1.4
GLB Disclosure Letter................................................Exhibit 3.3
Maple Leaf Disclosure Letter......................................Exhibit 4.3(a)
Schedule of Warrants..............................................Exhibit 4.3(b)
Form of Affiliate's Agreement....................................Exhibit 5.13(b)

                              INDEX TO DEFINITIONS

 DEFINITIONS                                                 SECTIONS
 -------------------------------------                       -------------------
 Acquisition Transactions                                    Section 5.1
 Additional Merger Cash Consideration                        Section 2.2
 affiliate                                                   Section 8.7(i)
 Agreement                                                   Introduction
 associate                                                   Section 8.7(i)
 BHCA                                                        Section 3.1
 Certificate of Merger                                       Section 1.1.2
 Closing                                                     Section 1.1.3
 Commission                                                  Section 3.5
 Company Contracts                                           Section 4.10
 Company Employees                                           Section 5.4(b)
 Company Employee Plans                                      Section 4.9
 Code                                                        Section 3.17
 Consents                                                    Section 6.1
 Constituent Corporations                                    Section 1.1.2
 control                                                     Section 8.7(ii)
 Corporate Governance Documents                              Section 4.1
 Dissenting Shares                                           Section 2.1
 Division                                                    Section 3.6
 Effective Time                                              Section 1.1.2
 Environmental Law                                           Section 3.18
 ERISA                                                       Section 3.17
 ESOP Qualified Benefit Plan                                 Section 4.9
 Exchange Act                                                Section 3.5
 Exchange Agent                                              Section 2.2
 Exchange Fund                                               Section 2.5.1
 FDIC                                                        Section 3.6
 Fed Approval Date                                           Section 8.6(iii)
 FRB                                                         Section 3.6
 GLB                                                         Introduction
 GLB 401(k) Plan                                             Section 5.4
 GLB Balance Sheet Date                                      Section 3.7
 GLB Closing Price                                           Section 8.1(g)
 GLB Common Stock                                            Section 2.1
 GLB Contracts                                               Section 3.8
 GLB Employee Plans                                          Section 3.17
 GLB Financial Statements                                    Section 3.7
 GLB Reports                                                 Section 3.7
 Governmental Entity                                         Section 3.6
 Hazardous Substance                                         Section 3.18
 HOLA                                                        Section 4.1
 HSR Act                                                     Section 3.6
 Index Price                                                 Section 8.1(g)
 IPO Registration Statement                                  Section 3.7
 IRS                                                         Section 4.8
 Mailing Date                                                Section 2.2
 Maple Leaf                                                  Introduction
 Maple Leaf Balance Sheet Date                               Section 4.7
 Maple Leaf Common Stock                                     Section 2.1
 Maple Leaf Contracts                                        Section 4.10
 Maple Leaf Employee Plans                                   Section 4.9
 Maple Leaf Financial Statements                             Section 4.7
 Maple Leaf Meeting                                          Section 5.14
 Material Adverse Effect                                     Section 8.7(iv)
 Merger                                                      Section 1.1.1
 Merger Consideration                                        Section 2.1
 New Certificates                                            Section 2.5.1
 OGCL                                                        Section 1.1.1
 OTS                                                         Section 3.6
 PBGC                                                        Section 3.17
 person                                                      Section 8.7(iii)
 Prospectus                                                  Section 5.12
 Prospectus/Proxy Statement                                  Section 5.12
 Proxy Statement                                             Section 5.12
 Registration Statement                                      Section 3.5
 Securities Act                                              Section 3.5
 State Takeover Approvals                                    Section 3.6
 Subsidiary                                                  Section 8.6(i)
 Surviving Corporation                                       Section 1.1.1
 Tier 1 Merger Cash Consideration                            Section 2.1
 Tier 1 Merger Share Consideration                           Section 2.1
 Tier 1 Merger Consideration                                 Section 2.1
 Tier 2 Merger Cash Consideration                            Section 2.1

 Tier 2 Merger Share Consideration                           Section 2.1
 Tier 2 Merger Consideration                                 Section 2.1
 Tier 3 Merger Cash Consideration                            Section 2.1
 Tier 3 Merger Share Consideration                           Section 2.1
 Tier 3 Merger Consideration                                 Section 2.1
 Treasury Shares                                             Section 2.1
 Warrants                                                    Section 2.8
 1991 Warrants                                               Section 4.3
 1996 Warrants                                               Section 4.3